$1,250,000,000

                               CREDIT AGREEMENT

                          Dated as of April 28, 1995

                                     Among

                  NATIONAL HEALTH LABORATORIES HOLDINGS INC.
          (to be renamed LABORATORY CORPORATION OF AMERICA HOLDINGS), as Borrower,

                            THE BANKS NAMED HEREIN,
                                 as Banks, and

                       CREDIT SUISSE (NEW YORK BRANCH),
                            as Administrative Agent


                             TABLE OF CONTENTS

          Section                                                Page
          -------                                                ----
                                 ARTICLE I

                     DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01.  Certain Defined Terms                     1
          SECTION 1.02.  Computation of Time Periods              27
          SECTION 1.03.  Accounting Terms and Determinations      27

                                ARTICLE II

                     AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01.  The Advances                             28
          SECTION 2.02.  Making the Advances                      29
          SECTION 2.03.  Repayment                                34
          SECTION 2.04.  Reduction of the Commitments             35
          SECTION 2.05.  Prepayments                              36
          SECTION 2.06.  Interest                                 37
          SECTION 2.07.  Interest Rate Determination              39
          SECTION 2.08.  Fees                                     40
          SECTION 2.09.  Increased Costs                          40
          SECTION 2.10.  Illegality                               42
          SECTION 2.11.  Payments and Computations                42
          SECTION 2.12.  Taxes                                    44
          SECTION 2.13.  Sharing of Payments, Etc.                48
          SECTION 2.14.  Removal of Lender                        48
          SECTION 2.15.  Conversion of Advances                   49
          SECTION 2.16.  Defaulting Lenders                       49

                                ARTICLE III

                           CONDITIONS OF LENDING

          SECTION 3.01.  Conditions Precedent to Initial
                         Borrowing                                53
          SECTION 3.02.  Conditions Precedent to Each Borrowing   57
          SECTION 3.03.  Conditions Precedent to Each Competitive
                         Bid Borrowing                            58
          SECTION 3.04.  Determinations Under Section 3.01        58

                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

          SECTION 4.01.  Representations and Warranties of
                         the Borrower                             58

                                 ARTICLE V

                         COVENANTS OF THE BORROWER

          SECTION 5.01.  Affirmative Covenants                    66
             (a)  Compliance with Laws, Etc.                      66
             (b)  Compliance with Environmental Laws              66
             (c)  Maintenance of Insurance                        67
             (d)  Preservation of Corporate Existence, Etc.       67
             (e)  Visitation Rights                               67
             (f)  Keeping of Books                                67
             (g)  Maintenance of Properties, Etc.                 67
             (h)  Interest Rate Hedging                           68
             (i)  Leverage Ratio                                  68
             (j)  Interest Coverage Ratio                         69
             (k)  Minimum Stockholders' Equity                    70
             (l)  Reporting Requirements                          71
             (m)  Monthly Summary Financial Reports               75
             (n)  Transactions with Affiliates                    75
             (o)  Use of Proceeds                                 75
             (p)  Subsidiary Guaranty                             75

          SECTION 5.02.  Negative Covenants                       75
             (a)  Liens, Etc.                                     76
             (b)  Lease Obligations                               77
             (c)  Mergers, Etc.                                   77
             (d)  Sales, Etc. of Assets                           78
             (e)  Dividends, Repurchases, Etc.                    79
             (f)  Investments                                     81
             (g)  Change in Nature of Business                    81
             (h)  Acquisitions                                    81
             (i)  Accounting Changes                              82
             (j)  Debt                                            82
             (k)  HLR Stockholder Agreement Amendments            83
             (l)  Prepayments, Etc. of Debt                       84
             (m)  No Negative Pledge                              84
             (n)  Capital Expenditures                            85

                                ARTICLE VI

                             EVENTS OF DEFAULT
          SECTION 6.01.  Events of Default                        85

                                ARTICLE VII

                         THE ADMINISTRATIVE AGENT
          SECTION 7.01.  Authorization and Action                 89
          SECTION 7.02.  Administrative Agent's Reliance, Etc.    90
          SECTION 7.03.  CS and Affiliates                        90
          SECTION 7.04.  Lender Credit Decision                   91
          SECTION 7.05.  Indemnification                          91
          SECTION 7.06.  Successor Administrative Agent           92

                               ARTICLE VIII

                               MISCELLANEOUS

          SECTION 8.01.  Amendments, Etc.                         92
          SECTION 8.02.  Notices, Etc.                            93
          SECTION 8.03.  No Waiver; Remedies                      94
          SECTION 8.04.  Costs; Expenses                          94
          SECTION 8.05.  Right of Set-off                         96
          SECTION 8.06.  Binding Effect                           96
          SECTION 8.07.  Assignments and Participations           96
          SECTION 8.08.  Governing Law; Submission to
                         Jurisdiction                             99
          SECTION 8.09.  Execution in Counterparts               100
          SECTION 8.10.  WAIVER OF JURY TRIAL                    101
          SECTION 8.11.  Confidentiality                         101
          SECTION 8.12.  Severability                            101


Schedule I   - List of Commitments and Applicable Lending Offices
Schedule II  - Material Subsidiaries
Schedule III - ERISA Matters
Schedule IV  - Roche Holdings Share Ownership
Schedule V   - Certain Debt
Exhibit A-1  - Form of Term Note
Exhibit A-2  - Form of Revolving Credit Note
Exhibit A-3  - Form of Competitive Bid Note
Exhibit B    - Form of Assignment and Acceptance
Exhibit C-1  - Form of Notice of Committed Borrowing
Exhibit C-2  - Form of Notice of Competitive Bid Borrowing
Exhibit C-3  - Form of Competitive Bid
Exhibit D    - Form of Subsidiary Guaranty
Exhibit E-1  - Opinion of James G. Richmond
Exhibit E-2  - Opinion of Davis Polk & Wardwell
Exhibit F    - Form of Monthly Summary Financial Report
Exhibit G    - Form of Confidentiality Letter




                  CREDIT AGREEMENT dated as of April 28, 1995 among NATIONAL HEALTH LABORATORIES HOLDINGS INC. (to be renamed LABORATORY CORPORATION OF AMERICA HOLDINGS), a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Banks") listed on the signature pages hereof, and CREDIT SUISSE (NEW YORK BRANCH) ("CS"), as administrative agent (the "Administrative Agent") for the Lenders hereunder.



                             PRELIMINARY STATEMENT

                  The Borrower has requested that the Lenders lend to it up to $1,250,000,000 (i) to refinance existing debt of the Borrower and its Subsidiaries (defined below), (ii) to refinance certain existing debt of RBLI (defined below), (iii) to finance the NHL Cash Consideration (defined below), (iv) to pay transaction costs and expenses associated with the Merger (defined below) and (v) for general corporate purposes of the Borrower and its Subsidiaries. The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:



                                   ARTICLE I



                       DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01.  Certain Defined Terms.  As used in
this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

		  "Acquisitions" has the meaning set forth in Section 5.02(h).

                  "Adjusted EBITDA" means, with respect to any specified period, EBITDA plus, to the extent deducted in determining Net Income, Restructuring Costs for such period in an amount that, together with Restructuring Costs for all prior periods, does not exceed the maximum amounts specified in the definition of "Restructuring Costs".

                  "Adjusted Net Income" means, with respect to any specified period, Net Income plus, to the extent deducted in determining Net Income, Restructuring Costs for such period.

                  "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at 12 East 49th Street, New York, New York 10017, Account No. 368822-05.

                  "Advance" means a Revolving Credit Advance, a Term Advance or a Competitive Bid Advance.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the terms "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person include (except, with respect to the Borrower, in the case of Genentech, Inc.) the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "After-Tax Restructuring Costs" means, for any specified period in which Restructuring Costs are deducted in determining Net Income, the amount by which Net Income for such period is less than it would have been but for such deduction.

                  "Allied" means Allied Clinical Laboratories, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Borrower, and its successors.

                  "Annualized Adjusted EBITDA" means, with respect to any specified period, Adjusted EBITDA for such period, divided by the actual number of days in such period, multiplied by 365.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

                  "Applicable Margin" means, with respect to Eurodollar Rate Advances or Base Rate Advances, as the case may be:

                  (a) for all times during which the Investor Group Interest equals or exceeds 25%, the applicable percentage set forth in the chart immediately below:

                                   Revolving
                                    Credit
                                   Advances           Term Advances
                                ---------------    --------------------

Eurodollar Rate Margin                    0.25%                  0.375%
Base Rate Margin                          0.0%                   0.0%;

                  and (b) for all times during which the Investor Group Interest is less than 25%, the applicable percentage set forth in the chart immediately below based on the Performance Level of the Borrower determined by reference to the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.01(l)(i) or (ii), as applicable (any change in the Applicable Margin based on Performance Levels shall be effective upon the earlier of
                  (i) the date of delivery of financial statements to the Administrative Agent pursuant to Section 5.01(l)(i) or (ii), as applicable, which financial statements evidence a Performance Level requiring such change, and (ii) the latest date permitted for such delivery pursuant to Section 5.01(l)(i) or (ii), as applicable):

                Term Advances:

     Performance            Base Rate           Eurodollar
      Level                 Margin             Rate Margin
- ---------------------    ---------------    ------------------
Level I                            0.50%                1.50%
Level II                           0.25%                1.25%
Level III                          0.0%                 1.00%
Level IV                           0.0%                 0.75%;

                Revolving Credit Advances:

     Performance           Base Rate           Eurodollar
      Level                 Margin            Rate Margin
- ---------------------    --------------    ------------------
Level I                            0.0%                1.00%
Level II                           0.0%                0.875%
Level III                          0.0%                0.75%
Level IV                           0.0%                0.625%


                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee of such Lender, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

                  "Bank" has the meaning specified in the recital of parties to this Agreement.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by CS in New York, New York, from time to time, as CS's base lending rate for commercial loans in dollars; and (b) 1/2 of 1% per annum above the Federal Funds Rate. The base lending rate is not the lowest rate of interest charged by CS in connection with extensions of credit.

                  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

                  "Borrower" has the meaning specified in the recital of parties to this Agreement.

                  "Borrower Common Stock" means the common stock, par value $0.01 per share, of the Borrower.

                  "Borrower's Account" means the account of the Borrower maintained by the Borrower with CS at 12 East 49th Street, New York, New York 10017, Account No. 36882201.

                  "Borrowing" means a Revolving Credit Borrowing, a Term Borrowing or a Competitive Bid Borrowing.

                  "Business Day" means (a) a day of the year on which banks are not required or authorized to close in New York City and (b) if the applicable Business Day relates to an Advance bearing interest based on the Eurodollar Rate, a day of the year that is also a day on which dealings are carried on in the London interbank market and banks are open for business in London.

                  "Capital Expenditures" means, for any period, the sum, without duplication, of (a) gross additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period plus (b) the aggregate principal amount of all Debt assumed or incurred by the Borrower and its Consolidated Subsidiaries in order to finance such additions to property, plant and equipment and other capital expenditures. Capital Expenditures shall not include additions to property, plant and equipment that constitute Acquisitions subject to Section 5.02(h).

		  "Capital Ratio" means, with respect to any fiscal quarter, the ratio (expressed as a percentage) calculated by dividing (a) the total Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter by (b) the sum of (i) the total
Consolidated Debt of the Borrower and its Subsidiaries as of such day plus
(ii)  Stockholders' Equity as of such day.

		  "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

		  "Cash Equivalents" means any of the following, to the extent owned by the Borrower or its Subsidiaries free and clear of all Liens and having a maturity not greater than 180 days from the date of acquisition thereof: (a) direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, and repurchase agreements with respect thereto entered into with a commercial bank or trust company meeting the criteria specified in clause (c) below, (b) certificates of deposit of or time deposits with any Lender, (c) insured certificates of deposit of or time deposits with any commercial bank or trust company that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (d), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (d) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P or (e) shares of money market mutual or similar funds having assets in excess of $100,000,000 and substantially all of the assets of which satisfy the requirements of clauses
(a) through (d) of this definition.

		  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

		  "Change of Control" means any acquisition of Control of the Borrower after the date hereof by any Person or two or more Persons acting in concert who would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act (other than Roche Holdings, so long as it is under the Control of Roche, or any other Person under the Control of Roche, or a group consisting of such Persons).

		  "Closing Date" means the date of the initial Borrowing.

		  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

		  "Commitment" means a Revolving Credit Commitment or a Term
Commitment.

		  "Committed Advance" means a Revolving Credit Advance or a
Term Advance.

		  "Committed Borrowing" means a Term Borrowing or a Revolving Credit Borrowing.

		  "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.02(b) and refers to a Fixed Rate Advance or a LIBO CB Advance.

		  "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.02(b).

		  "Competitive Bid Note" means the promissory note of the Borrower payable to the order of the Administrative Agent for the benefit of each Lender making a Competitive Bid Advance, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to the Lenders resulting from Competitive Bid Advances made by the Lenders.

		  "Competitive Bid Reduction" has the meaning specified in
Section 2.01(b).

		  "Competitive Bid Register" has the meaning specified in
Section 2.02(b)(vi).

		  "Consolidated" for any Person refers to the consolidation of the financial statements of such Person and its Subsidiaries in accordance with GAAP.

		  "Control" by any Person or Persons of any other Person means
(a) beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) by such Person or Persons, directly or indirectly, of Voting Stock of such other Person (or other securities convertible into such Voting Stock) representing 51% or more of the combined voting power of all Voting Stock of such other Person, (b) control by such Person or Persons, by contract or otherwise, or entry by such Person or Persons into a contract or agreement that, upon consummation, will result in the acquisition by such Person or Persons of control, over Voting Stock of such other Person (or other securities convertible into such securities) representing 51% or more of the combined voting power of all Voting Stock of such other Person, or (c) the possession, directly or indirectly, by such Person or Persons of the power to direct or cause the direction of the management and policies of such other Person.

		  "Conversion", "Convert" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to
Section 2.07, 2.10 or 2.15.

		  "CS" has the meaning specified in the recital of parties to this Agreement.

		  "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business); (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessees under (i) Tax Finance Leases and
(ii) leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"); (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock;
(h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to maintain a balance sheet condition or to assure a creditor against loss; and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

		  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

		  "Defaulted Advance" means, with respect to any Lender at any time, the amount of any Committed Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 at or prior to such time which has not been so made as of such time; provided, however, any Committed Advance made by the Administrative Agent for the account of such Lender pursuant to
Section 2.02(a)(iii) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Administrative Agent therefor as provided in Section 2.02(a)(iii). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

		  "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(a)(iii) to reimburse the Administrative Agent for the amount of any Committed Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) the Administrative Agent pursuant to Section 7.05 to reimburse the Administrative Agent for such Lender's ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

		  "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in
Section 6.01(e).

		  "Designated Acquisitions" means two Acquisitions designated in advance by written agreement (executed prior to the Closing
Date) of the Administrative Agent and the Borrower.

		  "dollars" and the sign "$" each means lawful money of the United States.

		  "Disposition" means the sale, lease, transfer or other disposition of any assets of the Borrower or any of its Subsidiaries (including, without limitation, shares of capital stock or other equity interests of any Person owned by the Borrower or any such Subsidiary) (other than sales, leases, transfers or other dispositions permitted by Section 5.02(d) (other than Section 5.02(d)(vii)).

		  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

		  "EBIT" means, for any fiscal period of the Borrower, Net Income plus, to the extent deducted in determining Net Income, the sum of (a) interest expense net of interest income, (b) income tax expense and (c) extraordinary losses included in Net Income, less extraordinary gains included in Net Income, in each case determined for such period without duplication on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP.

		  "EBITDA" means, for any fiscal period of the Borrower, EBIT plus, to the extent deducted in determining Net Income, (a) depreciation expense, (b) amortization expense and (c) non-cash write-offs and write-downs of amortizable and depreciable items, in each case determined for such period without duplication on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP.

		  "Eligible Assignee" means (a) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (b) any savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a net worth determined in accordance with GAAP in excess of $250,000,000; (c) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States, in the Cayman Islands or in the country in which it is organized or another country that is described in this clause (c); (d) the central bank of any country that is a member of the OECD;
(e) any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that (i) is not affiliated with the Borrower, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) has total assets in excess of $250,000,000; and (f) any other Person (other than an Affiliate of the Borrower) approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld if such Person is a commercial bank.

		  "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

		  "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

		  "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

		  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

		  "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Code.

		  "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan described in Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to
Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that would constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan; provided, however, that an event described in clause (a), (c) or (d) of this definition, or in clause (b) of this definition solely with respect to a standard termination under Section 4041(b) of ERISA, shall be an ERISA Event only if such event is reasonably likely to result in a material liability of such Person or any of its ERISA Affiliates.

		  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

		  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

		  "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Committed Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) either (i) the rate of interest at which deposits in U.S. dollars are offered in the London interbank market as quoted on Reuters Screen page "LIBO" at or about 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or if such page on such screen ceases to display such information, such other page as may replace it on that screen for the purpose of displaying such information (the "LIBO Screen Rate") or (ii) if the LIBO Screen Rate is unavailable for any reason, the rate of interest at which deposits in U.S. dollars are offered in the London interbank market as quoted on Telerate page 3750 at or about 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or if such page on such service ceases to display such information, such other page as may replace it on that service for the purposes of displaying such information (the "Telerate Rate") by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If at least two such offered rates appear on the Reuters Screen page "LIBO" or Telerate page 3750, as applicable, the Eurodollar Rate shall be determined using the arithmetic mean of such offered rates (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1%). The Eurodollar Rate for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates obtained by the Administrative Agent two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

		  "Eurodollar Rate Advance" means a Term Advance or a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(ii).

		  "Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

		  "Events of Default" has the meaning specified in Section
6.01.

		  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

		  "Facility" means the Revolving Credit Facility or the Term
Facility.

		  "Facility Fee Percentage" means (a) 0.125% for all times during which the Investor Group Interest equals or exceeds 25% and (b) for all times during which the Investor Group Interest is less than 25%, the applicable percentage set forth in the chart immediately below based on the Performance Level of the Borrower determined by reference to the most recent financial statements delivered to the Administrative Agent pursuant to Section 5.01(l)(i) and (ii) (any change in the Facility Fee Percentage based on Performance Levels shall be effective upon the earlier of (i) the date of delivery of financial statements to the Administrative Agent pursuant to
Section 5.01(l)(i) and (ii), which financial statements evidence a Performance Level requiring such change, and (ii) the latest date permitted for such delivery pursuant to Section 5.01(l)(i) and (ii)):

 Performance                              Facility Fee
   Level                                  Percentage
- -------------------------------------    --------------
Level I                                     0.50%
Level II                                    0.375%
Level III                                   0.25%
Level IV                                    0.125%


		  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

		  "Fixed Rate Advances" has the meaning specified in Section
2.02(b)(i).

		  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

		  "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

		  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

		  "HLR" means HLR Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Hoffmann-La Roche.

		  "HLR Stockholder Agreement" means the Stockholder Agreement dated as of the Closing Date among HLR, Roche Holdings, Hoffmann-La Roche and the Borrower, substantially in the form of Annex III to the NHL Proxy Statement, as the same, subject to Section 5.02(k), may be amended, supplemented or otherwise modified from time to time.

		  "Hoffmann-La Roche" means Hoffmann-La Roche Inc., a New
Jersey corporation.

		  "Indemnified Party" has the meaning specified in Section
8.04(c).

		  "Initial Date" means, for purposes of Section 2.12, in the case of the Administrative Agent and each Bank, the date of its execution and delivery of this Agreement and, in the case of each Lender other than a Bank, the date of the Assignment and Acceptance pursuant to which it becomes a Lender.

		  "Interest Coverage Ratio" means (a) with respect to (i) each of the periods commencing on the Closing Date and ending on (A) June 30, 1995,
(B) September 30, 1995, (C) December 31, 1995 and (D) March 31, 1996, and (ii) the four fiscal quarter period ending on June 30, 1996, the ratio of (x) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for such period to (y) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period, (b) with respect to each of the four fiscal quarter periods ending on September 30, 1996, December 31, 1996 and March 31, 1997, the ratio of (x) the sum of (1) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for each fiscal quarter ending prior to September 30, 1996 included in such period plus (2) Consolidated EBITDA of the Borrower and its Subsidiaries for each fiscal quarter ending on or after September 30, 1996 included in such period to (y) Consolidated Interest
Expense of the Borrower and its Subsidiaries for such period and (c) with respect to each subsequent four fiscal quarter period, commencing with the four fiscal quarter period ending on June 30, 1997, the ratio of (x) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to
(y) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

		  "Interest Expense" means, with respect to any specified period, the sum of interest expense on all Debt of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP and including, without limitation, to the extent not otherwise included in accordance with GAAP (a) the interest component of obligations under Tax Finance Leases and Capitalized Leases, (b) commissions, discounts and other fees and charges payable in connection with letters of credit, (c) the net payment, if any, payable in connection with Hedge Agreements, (d) fees paid pursuant to Section 2.08(a), (e) amortization of original issue discount and (f) the interest portion of any deferred payment obligation.

		  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Term Borrowing or Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the periods elected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

		  (i) the Borrower may not select any Interest Period which ends after any principal repayment installment date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of such Advances due and payable on or prior to such date;

		 (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

		(iii) whenever the first day of any Interest Period occurs on a day in a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

		  "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, debt obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the type referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person.

		  "Investor Group Interest" has the meaning set forth in the HLR Stockholder Agreement, as in effect on the date hereof.

		  "Junior Obligations" means unsecured indebtedness of the Borrower for borrowed money in favor of non-Affiliates of the Borrower: (i) payment or prepayment (mandatory or optional) of which (whether at maturity, upon acceleration, pursuant to scheduled amortization or otherwise) is not permitted or required until after the prior payment in full of the Obligations under the Loan Documents, (ii) incurred pursuant to loan agreements or other evidence of indebtedness providing for interest rates, fees and other returns to the obligee thereof, and for affirmative, negative and financial covenants and other terms and conditions, not more favorable, in the judgment of the Required Lenders, than those set forth in the Loan Documents, and (iii) otherwise subordinated to the prior payment in full of the Obligations under the Loan Documents on terms and conditions satisfactory to the Required Lenders.

		  "Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to
Section 8.07 and each assignee that shall become a party hereto pursuant to
Section 2.14.

		  "Level I" means, as of any date of determination, that the performance of the Borrower does not meet the requirements of Level II, Level III or Level IV.

		  "Level II" means, as of any date of determination, that (a) the performance of the Borrower does not meet the requirements of Level III or Level IV and (b) the Borrower maintained for any specified period ended at the end of the last fiscal quarter for which financial statements have been delivered to the Administrative Agent (i) an Interest Coverage Ratio of greater than or equal to 5.0:1.0 and (ii) a Leverage Ratio of less than or equal to 2.50:1.0.

		  "Level III" means, as of any date of determination, that (a) the performance of the Borrower does not meet the requirements of Level IV and
(b) the Borrower maintained for any specified period ended at the end of the last fiscal quarter for which financial statements have been delivered to the Administrative Agent (i) an Interest Coverage Ratio of greater than or equal to 6.0:1.0 and (ii) a Leverage Ratio of less than or equal to 2.0:1.0.

		  "Level IV" means, as of any date of determination, that the Borrower maintained for any specified period ended at the end of the last fiscal quarter for which financial statements have been delivered to the Administrative Agent (a) an Interest Coverage Ratio greater than or equal to 7.0:1.0 and (b) a Leverage Ratio of less than or equal to 1.50:1.0.

		  "Leverage Ratio" means (a) with respect to each of the periods commencing on the Closing Date and ending on (i) June 30, 1995, (ii) September 30, 1995, (iii) December 31, 1995 and (iv) March 31, 1996, the ratio of (x) the total Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such period to (y) Consolidated Annualized Adjusted EBITDA of the Borrower and its Subsidiaries for such period, (b) with respect to the four fiscal quarter period ending on June 30, 1996, the ratio of (x) the total Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such period to (y) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for such period, (c) with respect to each of the four fiscal quarter periods ending on September 30, 1996, December 31, 1996 and March 31, 1997, the ratio of (x) the total Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such period to (y) the sum of (1) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for each fiscal quarter ending on or before June 30, 1996 included in such period plus
(2) Consolidated EBITDA of the Borrower and its Subsidiaries for each fiscal quarter ending on or after September 30, 1996 included in such period and (d) with respect to each subsequent four fiscal quarter period, commencing with the four fiscal quarter period ending June 30, 1997, the ratio of (x) the total Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period ended at the end of such fiscal quarter.

		  "LIBO CB Advance" has the meaning specified in Section
2.02(b)(i).

		  "LIBO Screen Rate" has the meaning set forth in the definition of Eurodollar Rate.

		  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

		  "Loan Documents" means this Agreement, the Notes and the Subsidiary Guaranty.

		  "Loan Parties" means the Borrower and the Subsidiary
Guarantors.

		  "Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System and any successor regulations thereto, as in effect from time to time.

		  "Material Adverse Change" means, with respect to any Person, a material adverse change in the financial condition, results of operations or business of such Person and its Subsidiaries, taken as a whole.

		  "Material Adverse Effect" means a material adverse effect upon (a) the financial condition, results of operations or business of any applicable Person and its Subsidiaries, taken as a whole, or (b) the ability of a Loan Party to perform its Obligations under any Loan Document or (c) the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party.

		  "Material Subsidiary" means (a) as to any Person, each "Subsidiary" (as defined in Rule 1-02 of Regulation S-X (17 CFR Part 210) ("Rule 1-02")) that qualifies as a "Significant Subsidiary" (as defined in Rule 1-02) of such Person, (b) NHL, (c) Allied and (d) each Subsidiary of the Borrower that is a direct or indirect beneficial owner of any shares of capital stock of NHL or Allied.

		  "Materially Different Business" means a business or line of business that is materially different from that described for the Borrower and its Subsidiaries and RBLI and its Subsidiaries in the NHL Proxy Statement.

		  "Merger" means the merger of the Borrower and RBLI under the applicable laws of the States of Delaware and New Jersey, as contemplated by the Merger Agreement.

		  "Merger Agreement" means the Agreement and Plan of Merger dated as of December 13, 1994 among the Borrower, HLR and RBLI, as amended from time to time to and including the date hereof, in the form (including amendments) previously delivered to the Administrative Agent.

		  "Moody's" means Moody's Investors Service, Inc.

		  "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA, and to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

		  "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance by any Person of any Debt or capital stock or other equity interest, any securities convertible into or exchangeable for any capital stock or other equity interest or any warrants, rights or options to acquire any capital stock or other equity interest, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees and expenses, finder's fees, accountants' fees and expenses and other similar fees, expenses and commissions, (b) the amount of taxes payable or estimated in good faith to be payable in connection with or as a result of such transaction and (c) the amount of any Debt that, by the terms of such transaction or the terms of such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are payable to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

		  "Net Income" means, for any Person in any period, the net income of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP.

		  "Net Tangible Assets" means, for any Person, total assets of such Person less all intangible assets of such Person, in each case determined in accordance with GAAP.

		  "NHL" means National Health Laboratories Incorporated, a Delaware corporation and an indirect wholly-owned Subsidiary of the Borrower, and its successors.

		  "NHL Cash Consideration" has the meaning set forth in the Merger Agreement.

		  "NHL Holdings I" means NHL Intermediate Holdings Corp. I, a Delaware corporation and a direct wholly-owned Subsidiary of the Borrower, and its successors.

		  "NHL Holdings II" means NHL Intermediate Holdings Corp. II, a Delaware corporation and an indirect wholly-owned Subsidiary of the Borrower, and its successors.

		  "NHL Proxy Statement" has the meaning set forth in the Merger Agreement.

		  "1994 Credit Agreement" means the $750,000,000 Credit Agreement dated as of June 21, 1994 between NHL Holdings II and Citicorp USA, Inc., as the same may be amended, supplemented or otherwise modified from time to time.

		  "1994 Credit Agreement Liens" has the meaning specified in
Section 3.01(b).

		  "Note" means a Revolving Credit Note, a Term Note or a
Competitive Bid Note.

		  "Notice of Borrowing" means a Notice of Committed Borrowing or a Notice of Competitive Bid Borrowing.

		  "Notice of Committed Borrowing" has the meaning specified in Section 2.02(a).

		  "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.02(b).

		  "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan
Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, guarantees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

		  "Other Taxes" has the meaning specified in Section 2.12(b).

		  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

		  "Performance Level" means Level I, Level II, Level III or
Level IV.

		  "Permitted Acquisition" means any Acquisition permitted under Section 5.02(h).

		  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

		  "Plan" means an employee pension benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA, and (a) in the case of the Borrower, either (i) is maintained or contributed to by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of its ERISA Affiliates has an obligation to contribute, for employees of the Borrower or any of its ERISA Affiliates or (ii) has at any time within the preceding five years been maintained or contributed to by Borrower or any Person which was at such time an ERISA Affiliate of the Borrower for employees of Borrower or any Person which was at such time an ERISA Affiliate of the Borrower or (b) in the case of RBLI, either (x) is maintained or contributed to by RBLI, or to which RBLI has an obligation to contribute, for employees of RBLI or (y) has at any time within the preceding five years been maintained or contributed to by RBLI, or to which RBLI had an obligation to contribute, for employees for RBLI.

		  "Purchase Price" means, with respect to any Acquisition or proposed Acquisition, the consideration paid or to be paid for such Acquisition in cash and property (including, without limitation, all purchase price installments and all liabilities assumed, Debt incurred and equity issued by the Borrower or any of its Subsidiaries in connection with such Acquisition).

		  "RBLI" means Roche Biomedical Laboratories, Inc., a New Jersey corporation and a direct wholly-owned subsidiary of HLR, as such corporation existed immediately prior to the effectiveness of the Merger.

		  "Register" has the meaning specified in Section 8.07(b).

		  "Required Lenders" means at any time Lenders holding at least 51% of the sum of (a) the aggregate principal amount of the Committed Advances outstanding at such time and (b) the aggregate unused Term Commitments plus the aggregate Unused Revolving Credit Commitments at such time (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (x) the Lenders holding such amount of the Committed Advances or having such amount of the Commitments or
(y) determining the aggregate unpaid principal amount of the Committed Advances or the total Commitments); provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Committed Advances made by such Lender and outstanding at such time and (ii) the aggregate Commitments of such Lender under both of the Facilities at such time.

		  "Restructuring Costs" means, to the extent actually incurred, a maximum of up to (a) $90,000,000 in the aggregate charged in respect of the five fiscal quarters ended June 30, 1996, for restructuring costs of the Borrower of the kind described in footnote 5 to the Pro Forma Condensed Combined Consolidated Balance Sheet for the year ended December 31, 1994 set forth in the NHL Proxy Statement, plus (b) $9,000,000 in the aggregate charged in respect of the four fiscal quarters ended June 30, 1996 for restructuring costs incurred in connection with the Designated Acquisition for which estimated restructuring costs in such amount are specified in the written agreement of the Borrower and the Administrative Agent with respect to Designated Acquisitions.

		  "Revolving Credit Advance" has the meaning specified in
Section 2.01(b).

		  "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

		  "Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(b) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

		  "Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

		  "Revolving Credit Lender" means any Lender that has a Revolving Credit Commitment.

		  "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender having a Revolving Credit Commitment or a Revolving Credit Advance, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made or held by such Lender.

		  "Revolving Credit Termination Date" means the earlier of (a) the fifth anniversary of the Closing Date or (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.04 or 6.01.

		  "Roche" means Roche Holding Ltd, a corporation organized and existing under the laws of Switzerland.

		  "Roche Holdings" means Roche Holdings, Inc., a Delaware corporation.

		  "S&P" means Standard & Poor's Ratings Group.

		  "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

		  "Stockholders' Equity" means stockholders equity of the Borrower and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

		  "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 50% of (a) the Voting Stock of such corporation,
(b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

		  "Subsidiary Guarantors" means each Material Subsidiary of the Borrower, from time to time, that is organized under the laws of a state of the United States.

		  "Subsidiary Guaranty" has the meaning specified in Section
3.01(e)(viii).

		  "Surviving Debt" has the meaning specified in Section
4.01(w).

		  "Taxes" has the meaning specified in Section 2.12(a).

		  "Tax Finance Lease" means a lease not required, in accordance with GAAP, to be recorded as a Capitalized Lease, but which is treated as a financing lease for federal income tax purposes.

		  "Telerate Rate" has the meaning set forth in the definition of Eurodollar Rate.

		  "Term Advance" has the meaning specified in Section 2.01(a).

		  "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

		  "Term Commitment" means, with respect to any Term Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(b) as such Lender's "Term Commitment", as such amount may be reduced pursuant to
Section 2.04.

		  "Term Facility" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

		  "Term Lender" means any Lender that has a Term Commitment.

		  "Term Note" means a promissory note of the Borrower payable to the order of any Lender having a Term Commitment or a Term Advance, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made or held by such Lender.

		  "Termination Date" means the sixth anniversary of the Closing Date.

		  "Transaction Documents" means, collectively, the Merger Agreement and the HLR Stockholder Agreement.

		  "Type" refers to the distinction between Term Advances and Revolving Credit Advances bearing interest at a rate based upon the Base Rate and Term Advances and Revolving Credit Advances bearing interest at a rate based upon the Eurodollar Rate.

		  "Unfunded Pension Liabilities" with respect to any Plan means the excess, if any, of its accumulated benefit obligation, as determined in accordance with Statement of Financial Accounting Standards No. 87 or any successor thereto (based on interest, mortality and other relevant actuarial assumptions used to fund such Plan as of its most recent actuarial valuation), over the fair market value of its assets (as of such date).

		  "Unused Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, (a) such Lender's Revolving Credit Commitment at such time, minus (b) the aggregate principal amount of all Revolving Credit Advances made by such Lender under the Revolving Credit Facility and outstanding at such time, and minus (c) the Competitive Bid Reduction applicable to such Lender pursuant to Section 2.01(b).

		  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

		  "Welfare Plan" means a welfare plan, as defined in Section
3(1) of ERISA.

		  "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Part IV of ERISA.

		  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

		  SECTION 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.



				  ARTICLE II

		       AMOUNTS AND TERMS OF THE ADVANCES

		  SECTION 2.01. The Advances. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make one advance (a "Term Advance") on the Closing Date in an aggregate amount not to exceed such Lender's Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

		  (b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment on such Business Day; provided that the aggregate amount of the Revolving Credit Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Revolving Credit Commitments shall be allocated among the Lenders ratably according to their respective Revolving Credit Commitments (such deemed use of the aggregate amount of the Revolving Credit Commitments being a "Competitive Bid Reduction"). Each Revolving
Credit Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Advances made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(b).

		  (c) The Competitive Bid Advances. Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings from time to time on any Business Day during the period from the date hereof until the date occurring seven days prior to the Revolving Credit Termination Date in the manner set forth in Section 2.02(b); provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Revolving Credit Advances and Competitive Bid Advances then outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Lenders (calculated without regard to any Competitive Bid Reduction). Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, subject to the immediately preceding proviso. Within the limits and on the conditions set forth in this
Article II, the Borrower may from time to time borrow under this Section 2.01(c), repay and reborrow under this Section 2.01(c), provided that a Competitive Bid Borrowing shall not be made within seven Business Days (or such other period as the Borrower and the Administrative Agent may agree) of the date of any other Competitive Bid Borrowing.

		  SECTION 2.02.  Making the Advances.  (a)  Committed
Advances. (i) Each Committed Borrowing shall be made on notice given not later than 11:00 A.M. (New York City time) on the date of a proposed Base Rate Borrowing or the third Business Day prior to the date of a proposed Eurodollar Rate Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Committed Borrowing (a "Notice of Committed Borrowing") shall be by telecopier, telex or cable, and, with respect to a Notice of Committed Borrowing by telex or cable, confirmed immediately thereafter in writing, in substantially the form of Exhibit C-1 hereto, specifying therein the requested
(A) date of such Committed Borrowing, (B) Facility under which such Committed Borrowing is to be made, (C) Type of Advances comprising such Committed Borrowing, (D) aggregate amount of such Committed Borrowing and (E) Interest Period for each Eurodollar Rate Advance included in such Committed Borrowing. In the case of any such proposed Committed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify the Borrower and each Lender of the applicable interest rate under Section 2.06(a)(ii). Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Committed Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available by crediting the Borrower's Account. Each Notice of Committed Borrowing shall be irrevocable and binding on the Borrower.

		  (ii) The Borrower may not request a Committed Borrowing comprised of Eurodollar Rate Advances or, pursuant to Section 2.15, convert Base Rate Advances into Eurodollar Rate Advances or select a new Interest Period for existing Eurodollar Rate Advances if, after the making or Conversion of such Advances or the selection of such Interest Period, the number of outstanding Committed Borrowings comprised of Eurodollar Rate Advances and having different Interest Periods (whether of different duration or commencing on different dates) would exceed ten.

		  (iii) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Committed Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Committed Borrowing, the Administrative Agent may assume, or at its option request confirmation from such Lender, that such Lender has made such portion available to the Administrative Agent on the date of such Committed Borrowing in accordance with Section 2.02(a)(i) and the Administrative Agent may, in reliance upon such assumption or confirmation (as the case may be), make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Committed Borrowing and (B) in the case of such Lender, the cost (expressed as a rate per annum) to the Administrative Agent of funding such Lender's ratable portion; provided that, upon the request of such Lender, the Administrative Agent shall provide such Lender with a certificate as to the calculation of such amount. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Committed Borrowing for purposes of this Agreement.

		  (b) Competitive Bid Advances. (i) The Borrower may request a Competitive Bid Borrowing by delivering to the Administrative Agent, by telecopier or telex, confirmed immediately in writing, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit C-2 hereto, specifying therein (A) the date of such proposed Competitive Bid Borrowing, (B) the aggregate amount of such proposed Competitive Bid Borrowing, (C) the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the Revolving Credit Termination Date), (D) the interest payment date or dates relating thereto and (E) any other terms to be applicable to such Competitive Bid Borrowing, not later than 11:00 A.M. (New York City time) (x) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Competitive Bid Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (y) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them (the Competitive Bid Advances comprising any such Competitive Bid Borrowing being referred to herein as "LIBO CB Advances"). The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

		  (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender, in its sole discretion, by submitting a notice, in the form of Exhibit C-3, to the Administrative Agent (which shall give prompt notice thereof to the Borrower), before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO CB Advances, specifying (A) the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the first proviso set forth in Section 2.01(c), exceed such Lender's Revolving Credit Commitment, if any), (B) the rate or rates of interest per annum therefor and (C) such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:15 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders.

		  (iii) The Borrower shall, in turn, before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and before 10:30 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO CB Advances, either:

		  (A) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

		  (B) accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.02(b)(ii), in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to
	    Section 2.02(b)(ii)) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to Section 2.02(b)(ii) by giving the Administrative Agent notice to that effect. If the Borrower accepts any offers made by Lenders pursuant to Section 2.02(b)(ii), such offers shall be accepted in the order of the lowest to highest interest rates or, if two or more Lenders offer to make Competitive Bid Advances at the same interest rate, such offers, if any, shall be accepted in proportion to the amount offered by each such Lender at such interest rate.

		  (iv) If the Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to Section
2.02(b)(iii)(A), the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

		  (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.02(b)(iii)(B), the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer pursuant to Section 2.02(b)(ii) of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to Section 2.02(b)(ii) have been accepted by the Borrower and (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 1:00 P.M. (New York City time) on the date of such Competitive Bid Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in
Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

		  (vi) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Notice of Competitive Bid Borrowing delivered by the Borrower and a register for the recordation of the date, amount, maturity, interest rate, interest payment dates, other terms and Lender of each Competitive Bid Advance accepted by the Borrower from time to time pursuant to this Section 2.02(b) (the "Competitive Bid Register"). The entries in the Competitive Bid Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat the entries recorded in the Competitive Bid Register as evidence of Competitive Bid Advances made pursuant to this Section 2.02(b). The Competitive Bid Register shall be available for inspection by the Borrower or any Lender making a Competitive Bid Advance at any reasonable time and from time to time upon reasonable prior notice.

		  (vii) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a master Competitive Bid Note of the Borrower payable to the order of the Administrative Agent for the benefit of the Lender making such Competitive Bid Advance.

		  (c) Funding Losses. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in any Notice of Borrowing for the applicable Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

		  (d) Several Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

		  SECTION 2.03. Repayment. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders having Term Advances the outstanding principal amount of the Term Advances on the following dates in the amounts indicated; provided that the last such installment shall be in an amount sufficient to repay all amounts owed by the Borrower under the Term Advances:

		 Date                          Amount
- ---------------------------------------    --------------
October 31, 1995                              $16,666,000
January 31, 1996                               16,667,000
April 30, 1996                                 16,667,000
July 31, 1996                                  18,750,000
October 31, 1996                               18,750,000
January 31, 1997                               18,750,000
April 30, 1997                                 18,750,000
July 31, 1997                                  37,500,000
October 31, 1997                               37,500,000
January 31, 1998                               37,500,000
April 30, 1998                                 37,500,000
July 31, 1998                                  37,500,000
October 31, 1998                               37,500,000
January 31, 1999                               37,500,000
April 30, 1999                                 37,500,000
July 31, 1999                                  43,750,000
October 31, 1999                               43,750,000
January 31, 2000                               43,750,000
April 30, 2000                                 43,750,000
July 31, 2000                                  50,000,000
October 31, 2000                               50,000,000
January 31, 2001                               50,000,000
April 30, 2001                                 50,000,000
					   --------------

Total                                        $800,000,000
					   ==============



		  (b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders having Revolving Credit Advances the aggregate principal amount of the Revolving Credit Advances on the Revolving Credit Termination Date.

		  (c) Competitive Bid Advances. The Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered by the Borrower and recorded in the Competitive Bid Register with respect to such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance.

		  SECTION 2.04. Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' prior notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Term Commitments or the Unused Revolving Credit Commitments; provided that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and each reduction of the Term Commitment shall be applied pro rata to reduce the amounts of each installment due pursuant to Section 2.03(a). No Commitment amount so terminated shall be reinstated.

		  (b) Mandatory. (i) Dispositions, Etc. The Revolving Credit Commitments shall be reduced, on a pro rata basis for each Lender, by an amount equal to the amounts required to be applied to reduce the Revolving Credit Facility pursuant to Section 2.05(b).

		  (ii) Revolving Credit Termination Date. The Revolving Credit Commitments shall terminate in whole on the Revolving Credit Termination Date.

		  (iii) Term Commitments. The Term Commitments shall terminate in whole at the close of business on the Closing Date.

		  SECTION 2.05. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day's notice to the Administrative Agent, in the case of Base Rate Advances, and three Business Days' notice to the Administrative Agent, in the case of Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the Committed Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount so prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if the aggregate principal amount of all Committed Advances that constitute part of such Borrowing is less, such aggregate principal amount) and (y) in the event any such prepayment of Eurodollar Rate Advances is not made on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b). Each such prepayment of any Term Advances shall be applied to the installments thereof in inverse order of maturity. The Borrower shall have no optional right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered by the Borrower and set forth in the Competitive Bid Register with respect to such Competitive Bid Advance.

		  (b) Mandatory. (i) Dispositions. The Borrower shall, as promptly as practicable after the date of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any Disposition, which Net Cash Proceeds (A) exceed $1,000,000 for any single transaction or series of related transactions, and (B) when aggregated with all other Net Cash Proceeds from Dispositions with Net Cash Proceeds in excess of $1,000,000 for any single transaction or series of related transactions received during the term of this Agreement, exceed $25,000,000, apply an amount equal to 100% of the amount of Net Cash Proceeds of such Disposition, if the Borrower or such Subsidiary does not reinvest, within one year of such Disposition, such Net Cash Proceeds in productive assets of a kind used or usable in the business of the Borrower or such Subsidiary, as follows: First, to the Term Advances, in prepayment of the installments thereof pro rata, and second, to the Revolving Credit Facility, as a reduction in the Revolving Credit Commitments.

		   (ii) Debt Issuance. The Borrower shall, on the date of receipt of the Net Cash Proceeds from the sale and issuance by the Borrower or any of its Subsidiaries of any Debt (other than Debt permitted pursuant to Section 5.02(j) (other than Section 5.02(j)(ii)), apply an amount equal to 100% of such Net Cash Proceeds as follows: (A) First, to the Term Advances, in prepayment of the installments thereof, (1) first, 50% of such prepayment to be applied to such installments in inverse order of maturity and (2) second, 50% of such prepayment to be applied to such installments pro rata, and (B) Second, to the Revolving Credit Facility, as a reduction in the Revolving Credit Commitments.

		  (iii)   Deferral.  If any application of Net Cash
Proceeds required by clause (i) or (ii) above would otherwise require prepayment of Eurodollar Rate Advances or portions thereof prior to the last day of a then current Interest Period relating thereto, such reduction shall, unless the Administrative Agent otherwise notifies the Borrower upon the instructions of the Required Lenders, be deferred to the last day of the related Interest Period.

		   (iv)   Overadvance.  The Borrower shall, on each
Business Day, prepay an aggregate principal amount of the Revolving Credit Advances (and any Competitive Bid Advances) equal to the amount by which the aggregate principal amount of the Revolving Credit Advances (and any Competitive Bid Advances) exceeds the Revolving Credit Facility on such Business Day.

		    (v)   Accrued Interest.  All prepayments under this
Section 2.05(b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

		  SECTION 2.06. Interest. (a) Ordinary Interest on Committed Advances. The Borrower shall pay interest on the unpaid principal amount of each Committed Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

			(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

		       (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable in arrears on (A) the last day of such Interest Period and (B) if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (clause (iii) of the definition of "Interest Period" set forth in Section 1.01 shall apply to payments required by this clause (B), as if the three-month period referred to herein constitutes an "Interest Period").

		  (b) Ordinary Interest on Competitive Bid Advances. The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to Section 2.02(b)(ii), payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered by the Borrower, as recorded in the Competitive Bid Register with respect to such Competitive Bid Advance.

		  (c) Default Interest. The Borrower shall pay on demand interest on the unpaid principal amount of each Advance that is not paid when due and on the unpaid amount of all interest, fees and other amounts then due and payable hereunder that is not paid when due from the due date thereof to the date paid, at a rate per annum equal at such time to (i) in the case of any amount of principal, 2% per annum above the rate of interest per annum required to be paid on such Advance immediately prior to the date on which such amount became due and payable and (ii) in the case of all other amounts, 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.06(a)(i).

		  SECTION 2.07. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and each Lender of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a), and the LIBO Screen Rate or Telerate Rate obtained by the Administrative Agent for the purpose of determining the applicable interest rate under Section 2.06(a).

		  (b) If neither the LIBO Screen Rate nor the Telerate Rate is timely available to the Administrative Agent for determining the Eurodollar Rate, the Administrative Agent shall forthwith notify the Borrower and each Lender that the interest rate cannot be determined for such Eurodollar Rate Advances, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that the circumstances causing such suspension no longer exist.

		  (c) If the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their pro rata shares of such Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

		  (d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and the Interest Period for such Eurodollar Rate Advances will be one month.

		  SECTION 2.08. Fees. (a) Agency and Facility Fees. The Borrower agrees (i) to pay to the Administrative Agent, for its own account, an agency fee at the rate specified in the fee letter dated December 13, 1994 between the Borrower and CS, as the same may be amended or otherwise modified from time to time, for the period from and including the Closing Date to the Termination Date, such agency fee to be payable in advance on the Closing Date and on each anniversary of the Closing Date and (ii) to pay to the Administrative Agent, for distribution to the Lenders in proportion to their Revolving Credit Commitments (without giving effect to any Competitive Bid Reduction), a facility fee for the period from and including the Closing Date to the Revolving Credit Termination Date, equal to the applicable Facility Fee Percentage per annum on the average daily Revolving Credit Commitments in effect (without reduction for any Advances that may be outstanding at any time or from time to time), such facility fee to be payable quarterly in arrears on the last Business Day of each January, April, July and October of each year and on the Revolving Credit Termination Date, commencing on the first such date to occur after the Closing Date.

		  (b) Other Fees. Without duplication of any amount specified in Section 2.08(a), the Borrower shall pay to the Administrative Agent such fees as are due to the Administrative Agent for its own account as set forth in the fee letter dated December 13, 1994 between the Borrower and CS, as the same may be amended or otherwise modified from time to time.

		  SECTION 2.09. Increased Costs. (a) Except as to taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto (it being understood that the Borrower shall not have any liability for any taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, except as provided in Section 2.12), if, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance by any Lender with any guideline or request from any central bank or other governmental authority in any case introduced, changed, interpreted or requested after the date hereof (whether or not having the force of law), there shall be (x) imposed, modified or deemed applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, any Lender or (y) imposed on any Lender any other condition relating to this Agreement or the Advances made by it, and the result of any event referred to in clause (x) or (y) shall be to increase the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO CB Advances, then the Borrower shall from time to time, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent) made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Section 2.09(a), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that if such Lender fails to so notify the Borrower within such 60-day period, such increased cost shall commence accruing on such later date on which the Lender notifies the Borrower; provided further that such Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

		  (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental or monetary authority in regard to capital adequacy (whether or not having the force of law), in any case in which such law, regulation, guideline or request became effective or was made after the date hereof, has or would have the effect of reducing the rate of return on the capital of, or maintained by, such Lender or any corporation controlling such Lender as a consequence of such Lender's Advances or Commitments hereunder and other commitments of this type, by increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, to a level below that which such Lender or any corporation controlling such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into account such Lender's or such corporation's policies with respect to capital adequacy), by an amount deemed by such Lender to be material, then the Borrower shall, from time to time, pay such Lender, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent) made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Section 2.09(b) of such reduction in return, such additional amount as may be specified by such Lender as being sufficient to compensate such Lender for such reduction in return, to the extent that such Lender reasonably determines such reduction to be attributable to the existence of such Lender's commitment to lend hereunder; provided, however, that if such Lender fails to so notify the Borrower within such 60-day period, such amounts shall commence accruing on such later date on which the Lender notifies the Borrower. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

		  SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if on or after the date hereof the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO CB Advances or to fund or maintain Eurodollar Rate Advances or LIBO CB Advances hereunder, then, upon written notice by such Lender to the Borrower (with a copy to the Administrative Agent), (i) each Eurodollar Rate Advance and LIBO CB Advance of such Lender will automatically Convert into a Base Rate Advance and (ii) the obligation of such Lender to make, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until such Lender shall notify the Borrower (with a copy to the Administrative Agent) that the circumstances causing such suspension no longer exist; provided, however, that such Lender shall designate a different Eurodollar Lending Office if the making of such a designation would avoid the need for giving such notice and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

		  For purposes of this Section 2.10, a notice to the Borrower by a Lender shall be effective with respect to any Advance on the last day of the then current Interest Period for such Advance; provided, however, that, if it is not lawful for such Lender to maintain such Advance until the end of the Interest Period applicable thereto, then the notice to the Borrower shall be effective upon receipt by the Borrower.

		  SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable with respect to Competitive Bid Advances or pursuant to Section 2.09 or 2.12) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount (including Competitive Bid Advances) payable to any applicable Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

		  (b) The Borrower hereby authorizes each Lender, if and to the extent payment of principal, interest or fees owed to such Lender is not made when due hereunder or under the Note or Notes held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

		  (c) All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, and all computations of interest based on CS's base lending rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

		  (d) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO CB Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

		  (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder or under any Note that the Borrower will not make such payment in full, the Administrative Agent may assume, or at its option request confirmation from the Borrower, that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

		  (f) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.

		  SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with
Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the United States (other than United States withholding taxes) or the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision or taxing authority thereof or therein, (ii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's or the Administrative Agent's principal office or Applicable Lending Office, or in the case of any foreign jurisdiction that imposes taxes on the basis of management and control or other concept of principal residence, by the jurisdiction in which such Lender or the Administrative Agent is so resident, or any political subdivision or taxing authority thereof or therein and (iii) United States withholding tax payable with respect to payments hereunder under laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Initial Date with respect to such Lender or the Administrative Agent, but not excluding any United States withholding tax (including backup withholding taxes) payable as a result of any change in such laws occurring after the Initial Date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Eurodollar Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Administrative Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

		  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

		  (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and costs and expenses (including reasonable attorneys' fees and expenses)) arising therefrom or with respect thereto; provided that, in the event such Lender or the Administrative Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Administrative Agent shall refund, to the extent of any refund or credit thereof made to such Lender or the Administrative Agent, any amounts paid by the Borrower under this Section 2.12 in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Administrative Agent agrees that it will contest such Taxes, Other Taxes or liabilities if (i) the Borrower furnishes to it an opinion of reputable tax counsel (such opinion and such counsel to be acceptable to such Lender or the Administrative Agent) to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Administrative Agent determines, in its sole discretion, that it would not be materially disadvantaged or prejudiced as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

		  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes by the Borrower from an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, the Borrower will furnish to the Administrative Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in
Section 7701 of the Code.

		  (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Administrative Agent, if organized under the laws of a jurisdiction outside the United States, shall, on or prior to the Initial Date and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender or the Administrative Agent remains lawfully able to do so), provide the Borrower and (in the case of any such Lender other than the Administrative Agent) the Administrative Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Administrative Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. To the extent permitted by law, as an alternative to form 1001 or 4224, each such Lender or the Administrative Agent shall so provide the Borrower and (in the case of any such Lender other than the Administrative Agent) the Administrative Agent with two duly completed copies of Internal Revenue Service form W-8, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Administrative Agent is exempt from United States federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, together with an annual certificate stating that such Lender is not a Person described in Sections 871(h)(3) or 881(c)(3) of the Code.

		  (f) For any period with respect to which the Administrative Agent or a Lender has failed to provide the Borrower with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Administrative Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or
(c) above with respect to Taxes imposed by the United States; provided, however, that should the Administrative Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Administrative Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Borrower such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Administrative Agent or such Lender and would not, in the judgment of the Borrower, be disadvantageous or prejudicial to the Borrower.

		  (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes.

		  (h) If a Lender shall change its Applicable Lending Office other than (i) at the request of the Borrower or (ii) at a time when such change would not result in this Section 2.12 requiring the Borrower to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 2.12 than such Lender would have been entitled to receive had it not changed its Applicable Lending Office.

		  SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.09 or 2.12) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

		  SECTION 2.14. Removal of Lender. In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.09 or Section 2.12 or asserts pursuant to Section 2.10 that it is unlawful for such Lender to make Eurodollar Rate Advances, then (subject to such Lender's right to rescind such demand or assertion within ten days after the notice from the Borrower referred to below) the Borrower may, upon 20 days' prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Commitments in full to an assignee institution selected by the Borrower that meets the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, so long as such Lender receives payment in full of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including without limitation amounts owing pursuant to Section 2.09 or 2.12), and in such case such Lender agrees to make such assignment, and such assignee shall agree to accept such assignment and assume all obligations of such Lender hereunder, in accordance with Section 8.07.

		  SECTION 2.15. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.09, Convert all or any portion of the Committed Advances of one Type comprising the same Borrowing into Committed Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be subject to the limitation set forth in Section 2.02(a)(ii) and in an amount not less than $10,000,000. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Committed Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Committed Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

		  (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Committed Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

		       (ii) Upon the occurrence and during the continuance of any Event of Default (or, in the case of any involuntary proceeding described in Section 6.01(e), a Default), (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

		  SECTION 2.16. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that the Borrower shall so set off and otherwise apply the Obligation of the Borrower to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents a Committed Advance by such Defaulting Lender made on such date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Committed Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Committed Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Committed Advances comprising such Committed Borrowing shall be Eurodollar Advances on the date such Committed Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower reduces the amount of the Obligation of the Borrower to make any payment otherwise required to be made by it hereunder or under any other Loan Document as a result of the exercise by the Borrower of its right set forth in this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.16.

		  (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and
(iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting
Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:

			(i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

		       (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.16.

		  (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with CS, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be CS's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Committed Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Committed Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Committed Advances and amounts required to be made or paid at such time, in the following order of priority:

			(i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

		       (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

		      (iii) third, to the Borrower for any Committed Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that such Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Defaulting Lender shall be distributed by the Administrative Agent to such Defaulting Lender and applied by such Defaulting Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

		  (d) The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.



				  ARTICLE III



			     CONDITIONS OF LENDING

			 SECTION 3.01.  Conditions Precedent to Initial
Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing is subject to the following conditions precedent:

		  (a) On the Closing Date, the Administrative Agent shall have received (in a quantity sufficient for all Lenders) (i) a certificate from the president or any vice president of each of the Borrower, RBLI, Roche Holdings and HLR to the effect that each Transaction Document to which such party is a party is in full force and effect in the form previously delivered to the Lenders and no term or condition thereof has been amended, modified or waived after the execution thereof without the consent of (x) the Administrative Agent or (y) if in the judgment of the Administrative Agent such amendment, modification or waiver is material, the Required Lenders, and that all conditions precedent to the consummation of the transactions contemplated by the Merger Agreement (other than those related to the initial Borrowing hereunder and the use of the proceeds thereof) have been satisfied or, if consented to by the Administrative Agent and, if material (in the judgment of the Administrative Agent), the Required Lenders, waived as of the Closing Date and (ii) evidence that the Merger will become effective under the laws of the States of Delaware and New Jersey on the Closing Date substantially in accordance with the terms of the Merger Agreement.

		  (b) The Lenders shall be satisfied that all Debt under the 1994 Credit Agreement has been prepaid, the commitments under the 1994 Credit Agreement have been terminated and all mortgages, pledges, security interests and other charges or encumbrances created or purported to be created in favor of the Administrative Agent or the Lenders under (and as defined in) the 1994 Credit Agreement (the "1994 Credit Agreement Liens") shall have been released in full (or such prepayment, termination and release shall have been duly provided for in a manner satisfactory to the Lenders).

		  (c) There shall have occurred no Material Adverse Change since December 31, 1994 relating to the Borrower or RBLI.

		  (d) The Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees and expenses of special counsel to the Administrative Agent).

		  (e) The Administrative Agent shall have received on or before the date of the initial Borrowing the following, each dated as of the date of the initial Borrowing (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender and the Administrative Agent:

			(i) the Term Notes and the Revolving Credit Notes to the order of the Lenders, and the Competitive Bid Note to the order of the Administrative Agent;

		       (ii) certified copies of the resolutions of the board of directors of each Loan Party and RBLI approving the Merger, each Loan Document and each Transaction Document to which it is or is to be a party, as appropriate, and, if requested by the Administrative Agent, of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Merger, each Loan Document and each Transaction Document to which it is or is to be a party, as appropriate;

		      (iii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Person authorized to sign each Loan Document to which such Person is or is to be party and the other documents to be delivered hereunder and thereunder;

		       (iv) a copy of the certificate of incorporation (or equivalent charter document) of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial Borrowing) by the secretary of state of the jurisdiction of its incorporation as being a true and correct copy thereof;

			(v) a copy of a certificate of the secretary of state of the relevant jurisdiction of incorporation, dated reasonably near the date of the initial Borrowing, listing the certificate of incorporation (or equivalent charter document) of each Loan Party, as the case may be, and each amendment thereto on file in his office and certifying that
		  (A) such amendments are the only amendments to the charter documents of such Person on file in his office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly incorporated and in good standing under the laws of the jurisdiction of its incorporation;

		       (vi) (A) a certificate of each Loan Party signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the date of the initial Borrowing (the statements made in such certificate shall be true on and as of the date of the initial Borrowing), certifying as to (1) the absence of any amendments to the certificate of incorporation (or equivalent charter document) of such Person since the date of the secretary of state's certificate referred to in subclause (v) above, except as provided for under the Merger Agreement, as described in the NHL Proxy Statement, as necessary to change the name of the Borrower to Laboratory Corporation of America Holdings or, with respect to NHL Holdings I and NHL Holdings II, as consented to by the Administrative Agent, (2) a true and correct copy of the by-laws of such Person as in effect on the date of the initial Borrowing and (3) the absence of any proceeding for the dissolution or liquidation of such Person and (B) a certificate of each Loan Party, RBLI, Roche Holdings and HLR signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the date of the initial Borrowing (the statements made in such certificate shall be true on and as of the date of the initial Borrowing), certifying as to the truth in all material respects of the representations and warranties made by such Person in each Loan Document and the Merger Agreement, as appropriate, as though made on and as of the date of the initial Borrowing;

		      (vii) a certificate of the Borrower certifying as to the absence of any event occurring and continuing, or resulting from the initial Borrowing or the Merger, that constitutes a Default;

		     (viii) a guaranty in substantially the form of Exhibit D (as amended from time to time in accordance with its terms, the "Subsidiary Guaranty"), duly executed by the Subsidiary Guarantors;

		       (ix) such financial and business information regarding each Loan Party, RBLI and their respective Subsidiaries as the Lenders shall have reasonably requested, and all documents the Administrative Agent may reasonably request relating to the existence of the Loan Parties and RBLI, the corporate authority for and the validity of the Loan Documents and the Transaction Documents and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent;

			(x) audited annual financial statements of both the Borrower and RBLI dated December 31, 1994, unaudited interim financial statements of both the Borrower and RBLI dated the end of the most recent fiscal quarter ended after December 31, 1994 (if available), pro forma financial statements as to the Borrower and financial models prepared by management of the Borrower and NHL, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the day of the initial Borrowing and on an annual basis for each year thereafter until the Termination Date;

		       (xi) a letter, in form and substance satisfactory to the Administrative Agent, from the Borrower to KPMG Peat Marwick, its independent certified public accountants, advising such accountants that the Administrative Agent and the Lenders have been authorized to exercise all rights of the Borrower to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of the Administrative Agent or any Lender for such information;

		      (xii) a letter, in form and substance satisfactory to the Administrative Agent, from KPMG Peat Marwick, the Borrower's independent certified public accountants, to the Administrative Agent, acknowledging that the Lenders have relied and will rely upon the financial statements of the Borrower examined by such accountants in determining whether to enter into, and to take action or refrain from taking action under, the Loan Documents; and

		     (xiii) a favorable opinion of James G. Richmond Esq., Executive Vice President and General Counsel of the Borrower, and of Davis Polk & Wardwell, special New York counsel for the Borrower, substantially in the forms of Exhibits E-1 and E-2 hereto, respectively, and as to such other matters as the Administrative Agent may reasonably request.

		  (f) The initial Borrowing shall have occurred on or before June 1, 1995.

		  SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) resulting in an increase in the aggregate amount of outstanding Advances shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

		  (i)   The representations and warranties contained in
	    Section 4.01 are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

		 (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default.

		  SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance to make such Competitive Bid Advance as part of a Competitive Bid Borrowing is subject to the further conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto and (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received for recordation in the Competitive Bid Register information as to each of the one or more Competitive Bid Advances to be made by the Lenders as part of such Competitive Bid Borrowing, the principal amount of each such Competitive Bid Advance and such other terms agreed to for each such Competitive Bid Advance in accordance with
Section 2.02.

		  SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowing.



				  ARTICLE IV

			REPRESENTATIONS AND WARRANTIES

			SECTION 4.01.  Representations and Warranties of
the Borrower. The Borrower represents and warrants (with respect to RBLI, Roche Holdings and HLR, in each case, to the best of its knowledge and, with respect to RBLI, immediately prior to the consummation of the Merger) as follows:

		  (a) Each Loan Party and RBLI (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean each of the Borrower and RBLI) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable.

		  (b) Set forth on Schedule II hereto is a complete and accurate list of all Material Subsidiaries of the Borrower and RBLI, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or RBLI, as the case may be, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by the Borrower, RBLI or one or more of their respective Subsidiaries free and clear of all Liens. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean each of the Borrower and RBLI) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

		  (c) The execution, delivery and performance by each Loan Party, RBLI, Roche Holdings and HLR of each Loan Document and each Transaction Document to which it is or is to be a party, as appropriate, and the consummation of the Merger and the other transactions contemplated hereby, are within such Person's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Person's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, RBLI, any of their respective Subsidiaries or any of their respective properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean each of the Borrower and RBLI) or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower, RBLI or any of their respective Subsidiaries. None of the Borrower, RBLI, any of their respective Subsidiaries, Roche Holdings or HLR is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (in the case of clause
	    (a) of the definition of Material Adverse Effect, the term
	    "Person" shall mean each of the Borrower and RBLI).

		  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by any Loan Party, RBLI, Roche Holdings or HLR of any Loan Document or Transaction Document to which it is or is to be a party or for the consummation of the Merger or the other transactions contemplated hereby or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Merger and the other transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Merger or the rights of the Borrower or any of its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

		  (e) This Agreement has been, and each other Loan Document and each Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party, RBLI, Roche Holdings and HLR (in each case, if such Person is a party thereto). This Agreement is, and each other Loan Document and each Transaction Document when delivered will be, the legal, valid and binding obligations of each Loan Party, RBLI, Roche Holdings and HLR (in each case, if such Person is a party thereto), enforceable against such Person, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general principles of equity.

		  (f) Each of the audited Consolidated balance sheet of the Borrower as at December 31, 1994 and the related audited Consolidated statements of earnings, cash flows and stockholders' equity of the Borrower for the fiscal year then ended, copies of all of which have been furnished to each Lender, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP. Since December 31, 1994, there has been no Material Adverse Change relating to the Borrower.

		  (g) Each of the audited Consolidated balance sheet of RBLI as at December 31, 1994 and the related audited Consolidated statements of earnings, cash flows and stockholders' equity of RBLI for the fiscal year then ended, copies of all of which have been furnished to each Lender, fairly present the financial condition of RBLI and its Subsidiaries as at such date and the results of the operations of RBLI and its Subsidiaries for the period ended on such date, all in accordance with GAAP. Since December 31, 1994, there has been no Material Adverse Change relating to RBLI.

		  (h) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at December 31, 1994, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Merger and the other transactions contemplated hereby, all in accordance with GAAP.

		  (i) The Consolidated modeled balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries, copies of which have been furnished to each Lender prior to the date hereof, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

		  (j) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting any Loan Party, RBLI, Roche Holdings or HLR or any of their Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean each of the Borrower and RBLI) or that purports to affect the legality, validity or enforceability of the Merger, any Loan Document or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

		  (k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used (i) to purchase or carry any Margin Stock, except in connection with Permitted Acquisitions and the repurchase by the Borrower of its capital stock, or (ii) to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

		  (l) Except as set forth on Schedule III hereto, the Borrower, RBLI and each ERISA Affiliate of the Borrower are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan. The amount of all Unfunded Pension Liabilities (other than Unfunded Pension Liabilities relating to employees of an ERISA Affiliate of RBLI) under all current Plans does not exceed $25,000,000. None of the Borrower, RBLI or any of their respective ERISA Affiliates has incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that contributions shall be made or required or that such liability shall be incurred in any case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Borrower, RBLI or any ERISA Affiliate of the Borrower. The consolidated financial statements of the Borrower, RBLI and their respective Subsidiaries fully reflect any material liability with respect to "expected postretirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106. Neither the Borrower nor any of its ERISA Affiliates would reasonably be expected to incur a material liability relating to the funding status of any plan covered or previously covered by Title IV of ERISA, maintained or previously maintained by any ERISA Affiliate of RBLI or which has at any time within the preceding five years been maintained or contributed to by any Person which was at such time an ERISA Affiliate of RBLI for employees of any Person which was at such time an ERISA Affiliate of RBLI, or to which any ERISA Affiliate of RBLI contributes or has had an obligation to contribute (an "RBLI ERISA Affiliate Plan") other than liability relating solely to employees of RBLI. No ERISA Affiliate of RBLI has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any RBLI ERISA Affiliate Plan that would reasonably be expected to become a material liability of the Borrower or any of its ERISA Affiliates.

		  (m) Except as set forth on Schedule III hereto, neither the Borrower, RBLI nor any of their respective Subsidiaries currently maintains or contributes to any Welfare Plan which provides post-retirement medical or life insurance benefits other than pursuant to Section 4980B of the Code or Section 601 through 608 of ERISA.

		  (n) The operations and properties of the Borrower, RBLI and each of their respective Subsidiaries comply with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower, RBLI and their respective Subsidiaries and the Borrower, RBLI and each of their respective Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean each of the Borrower and RBLI); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Borrower, RBLI or any of their respective Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean each of the Borrower and RBLI).

		  (o) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

		  (p) RBLI and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

		  (q)  The Merger will constitute a reorganization under
	    Section 368 of the Code. The Merger will not result in any income tax liability to RBLI or any of its Subsidiaries, or the Borrower or any of its Subsidiaries.

		  (r) None of the Borrower, RBLI or any of their Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

		  (s) Each of the Borrower, RBLI and each Subsidiary Guarantor is, individually and together with its Subsidiaries, Solvent.

		  (t) Neither (i) any representation or warranty of the Borrower, RBLI or any of their Subsidiaries contained in any Loan Document or Transaction Document, (ii) any information provided by or on behalf of the Borrower, RBLI or any of their Subsidiaries to the Administrative Agent or any Lender nor (iii) the NHL Proxy Statement, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that, as to the financial model provided to the Lenders, such model was prepared in good faith by the Borrower's and NHL's management based on assumptions believed to be reasonable when made and because assumptions as to future results are inherently subject to uncertainty and contingencies beyond the Borrower's control, actual results of the Borrower may be higher or lower.

		  (u) Schedule IV hereto sets forth the name, amount and percent of class of each security of the Borrower beneficially owned on the date hereof by Roche Holdings and its Affiliates, giving effect to the Merger and the other transactions contemplated to be effective on the Closing Date pursuant to the Transaction Documents.

		  (v) Set forth in part I of Schedule V hereto is a complete and accurate list of all secured Debt of the Borrower and its Subsidiaries and RBLI and its Subsidiaries with a principal or face amount in excess of $5,000,000 (other than Surviving Debt), showing as of the date hereof the principal amount outstanding thereunder and the obligor and obligee thereof.

		  (w) Set forth in part II of Schedule V hereto is a complete and accurate list of all Debt of the Borrower in a principal or face amount of $5,000,000 or more which will be outstanding after the Merger (the "Surviving Debt"), showing as of the date hereof the principal amount outstanding thereunder, the obligor and obligee thereof, the interest rate applicable thereto, the maturity dates thereof and a description of the security interests (if any) granted in respect thereof.

		  (x) On the Closing Date, giving effect to the Merger, the Borrower and each of its Material Subsidiaries own, lease or otherwise have sufficient rights in all tangible and intangible assets and properties, and all licenses and permits, material to their respective businesses as conducted, and proposed to be conducted, on the Closing Date.

		  (y) On the Closing Date, no single customer contract accounts for greater than 1.5% of the gross revenues of the Borrower and its Subsidiaries, taken as a whole.



				   ARTICLE V

			   COVENANTS OF THE BORROWER

			SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will:

		  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean the Borrower).

		  (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

		  (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

		  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except for any merger or consolidation permitted under Section 5.02(c); provided that, neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

		  (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

		  (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

		  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that in its judgment are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

		  (h) Interest Rate Hedging. Not later than 180 days immediately after the Closing Date, enter into, and maintain for a period of three years thereafter, interest rate Hedge Agreements having terms and conditions reasonably satisfactory to the Administrative Agent, with Persons having a public debt rating of at least A (or the then equivalent grade) by each of Moody's and S&P, covering a notional amount of not less than 50% of the outstanding Term Advances at such time and providing for such Persons to make payments thereunder during such three year period to the extent of increases in interest rates based on LIBOR; provided, that up to $50 million notional amount of such interest rate Hedge Agreements may be entered into with Persons having a public debt rating of at least A- by Moody's and A3 by S&P (or their equivalent grades by Moody's and S&P).

		 (i) Leverage Ratio. Maintain at the end of each period specified below a Leverage Ratio of not more than (i) for each of the periods commencing on the Closing Date and ending on the date set forth below, the ratio set forth below:

	    Period Commencing
	     on the Closing
	   Date and Ending on                    Ratio
- -----------------------------------------    -------------
       June 30, 1995                            4.75:1.0
       September 30, 1995                       4.50:1.0
       December 31, 1995                        4.50:1.0
       March 31, 1996                           4.30:1.0;

	    and (ii) for each four fiscal quarter period ending thereafter, commencing with the four fiscal quarter period ending in June 1996, the ratio set forth below:

		      Four Fiscal
		   Quarters Ending in       Ratio
		  --------------------    ----------
		  June 1996                4.00:1.0
		  September 1996           4.00:1.0
		  December 1996            3.40:1.0

		      Four Fiscal
		   Quarters Ending in       Ratio
		  --------------------    ----------
		  March 1997               3.40:1.0
		  June 1997                3.25:1.0
		  September 1997           3.25:1.0
		  December 1997            2.90:1.0
		  March 1998               2.90:1.0
		  June 1998                2.70:1.0
		  September 1998           2.70:1.0
		  December 1998            2.40:1.0
		  March 1999               2.40:1.0
		  June 1999                2.25:1.0
		  September 1999           2.25:1.0
		  December 1999            2.00:1.0
		  March 2000               2.00:1.0
		  June 2000                2.00:1.0
		  September 2000           1.75:1.0
		  December 2000            1.50:1.0
		  March 2001               1.50:1.0


		  (j) Interest Coverage Ratio. Maintain at the end of each period specified below an Interest Coverage Ratio of not less than
	    (i) 3.0:1.0 for each of the periods commencing on the Closing Date and ending on (A) June 30, 1995, (B) September 30, 1995, (C) December 31, 1995 and (D) March 31, 1996 and (ii) for each subsequent four fiscal quarter period, commencing with the four fiscal quarter period ending in June 1996, the ratio set forth below:

		      Four Fiscal
		   Quarters Ending in       Ratio
		  --------------------    ----------
		  June 1996                3.30:1.0
		  September 1996           3.30:1.0
		  December 1996            3.80:1.0
		  March 1997               3.80:1.0
		  June 1997                4.10:1.0
		  September 1997           4.10:1.0

		      Four Fiscal
		   Quarters Ending in       Ratio
		  --------------------    ----------
		  December 1997            4.40:1.0
		  March 1998               4.40:1.0
		  June 1998                4.60:1.0
		  September 1998           4.60:1.0
		  December 1998            5.00:1.0
		  March 1999               5.00:1.0
		  June 1999                5.40:1.0
		  September 1999           5.40:1.0
		  December 1999            5.90:1.0
		  March 2000               5.90:1.0
		  June 2000                6.00:1.0
		  September 2000           6.00:1.0
		  December 2000            6.50:1.0
		  March 2001               7.00:1.0


		  (k) Minimum Stockholders' Equity. Maintain Stockholders' Equity, after giving effect to the Merger, of not less than (i) on the Closing Date, $405,000,000, (ii) on June 30, 1995, a dollar amount equal to (A) the greater of (1) $324,000,000 and (2) 80% of actual Stockholders' Equity on the Closing Date, minus (B) After-Tax Restructuring Costs for the period commencing on the Closing Date and ending on June 30, 1995 plus (C) if positive, 75% of Adjusted Net Income for such period, (iii) on September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, a dollar
	    amount equal to (A) the minimum amount of Stockholders' Equity required on the last day of the immediately preceding fiscal quarter, minus (B) After-Tax Restructuring Costs for the fiscal quarter ending on such date plus (C) if positive, 75% of Adjusted Net Income for the fiscal quarter ending on such date and (iv) on the last day of each subsequent fiscal quarter, commencing with the fiscal quarter ending in September 1996, a dollar amount equal to (A) if positive, 75% of Adjusted Net Income for such fiscal quarter plus (B) the minimum amount of Stockholders' Equity required on the last day of the immediately preceding fiscal quarter.

		  (l) Reporting Requirements. Furnish to the Lenders through the Administrative Agent (in a quantity sufficient for all Lenders and the Administrative Agent):

			(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower as of the end of such quarter, Consolidated statements of earnings and stockholders' equity of the Borrower for such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower;

		       (ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual report on Form 10-K for such year for the Borrower and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by KPMG Peat Marwick or other independent public accountants reasonably acceptable to the Required Lenders;

		      (iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) above, (A) a certificate executed on behalf of the Borrower by the chief financial officer of the Borrower (1) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (2) setting forth the aggregate amount of all Net Cash Proceeds of all Dispositions in excess of $1,000,000 received during (x) the period covered by such financial statements and (y) the period commencing on the Closing Date and ending on the last day of the period covered by such financial statements and
		  (3) setting forth, to the best knowledge of the Borrower, the Investor Group Interest and (B) a schedule in form reasonably satisfactory to the Administrative Agent of the computations (including computations of After-Tax Restructuring Costs) used by the Borrower in determining (1) compliance with the covenants contained in Sections 5.01(i),
		  (j) and (k) and (2) the Performance Level in effect at the end of the applicable fiscal quarter or fiscal year;

		       (iv) as soon as possible and in any event within five days after knowledge by an executive officer of the Borrower of the occurrence of each Default continuing on the date of such statement, a statement executed on behalf of the Borrower by the chief financial officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

			(v) as soon as available and in any event no later than the end of each fiscal year of the Borrower, financial models prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements (including a narrative description of all assumptions made) on an annual basis for each fiscal year thereafter until the Termination Date (and, in the case of the first two financial models, on a quarterly basis for the fiscal year following such fiscal year then ending);

		       (vi) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its public security holders, and copies of all Forms 10-K, 10-Q and 8-K, Schedules l3E4 (including in the case of such Schedules all exhibits filed therewith) and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

		      (vii) promptly and in any event within (A) ten days after the filing or receipt thereof, copies of all reports and notices with respect to each Plan of the Borrower or any of its ERISA Affiliates which the Borrower or any of its ERISA Affiliates files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Borrower or any of its ERISA Affiliates receives from the PBGC, other than a notice described in clause (D) of this Section 5.01(l)(vii), (B) ten days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to the Borrower or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA
		  Event and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto, (C) ten days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any such event and (D) five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan;

		     (viii) as promptly as practicable after any change in GAAP from the date of the financial statements referred to in Section 4.01(f), notice to the Administrative Agent describing the Borrower's adoption of such change in reasonable detail and, if requested by the Administrative Agent (A) as promptly as practicable following the Administrative Agent's receipt of such notice and (B) upon delivery of any financial statement required to be furnished under clauses (i) or (ii) of this Section 5.01(l), a statement of reconciliation conforming any information contained in such financial statement with GAAP as in effect on the date of the financial statements referred to in
		  Section 4.01(f);

		       (ix) promptly upon any executive officer of the Borrower obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, in each case where such Proceeding or development has not previously been disclosed by the Borrower hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean the Borrower);

			(x) as promptly as practicable after request by the Administrative Agent, such information regarding the HLR Stockholder Agreement as the Administrative Agent may reasonably request;

		       (xi) promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean the Borrower) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit;

		      (xii) (A) promptly upon any executive officer of the Borrower obtaining knowledge thereof, written notice of the effective date of any reduction of the Investor Group Interest to less than 25% and (B) as promptly as practicable, and in any event at least 15 days prior to the effectiveness of any amendment, supplement or other modification of the HLR Stockholder Agreement that would require the consent of the Required Lenders in accordance with Section 5.02(k), written notice thereof;

		     (xiii) as promptly as practicable, notice of any Disposition the Net Cash Proceeds of which would, if not reinvested, be applied to prepay Term Advances and reduce the Revolving Credit Commitments in accordance with Section 2.05(b); and

		      (xiv) such other information respecting the condition (financial or otherwise), operations, assets or business of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

		  (m) Monthly Summary Financial Reports. During the period from the Closing Date through the first anniversary of the Closing Date, furnish to the Administrative Agent (in a quantity sufficient for all Lenders and the Administrative Agent) as soon as available, and in any event within 50 days after the end of each calendar month, a summary financial report as to the Borrower and its Subsidiaries, in the form of Exhibit F, for the period commencing at the end of the previous month and ending with the end of such month, signed on behalf of the Borrower by its chief financial officer.

		  (n) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Borrower or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate.

		  (o) Use of Proceeds. Use the proceeds of the Advances as follows: (i) to refinance existing debt of the Borrower and its Subsidiaries, including by prepayment of all amounts outstanding under the 1994 Credit Agreement on the date of the initial Borrowing hereunder, (ii) to refinance certain existing debt of RBLI, (iii) to finance the NHL Cash Consideration, (iv) to pay transaction costs and expenses associated with the Merger and (v) for general corporate purposes of the Borrower and its Subsidiaries.

		  (p) Subsidiary Guaranty. Cause each Person that becomes a Material Subsidiary of the Borrower to become party to the Subsidiary Guaranty as promptly as practicable after becoming a Material Subsidiary.

		  SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will not:

		  (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties (other than treasury stock and Margin Stock), whether now owned or hereafter acquired, or sign or file, or permit its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following Liens with respect to the Borrower and its
	    Subsidiaries: (i) Liens existing on the date of this Agreement securing Debt outstanding at the close of business on the Closing Date in an aggregate principal or face amount not exceeding $15,000,000 in the aggregate for the Borrower and its Subsidiaries; (ii) Liens existing on such property at the time of its acquisition (directly or indirectly) (other than any such Lien created in contemplation of such acquisition); (iii) Liens on such property securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or improvements thereto, provided that such Liens attach to such property or improvements concurrently with or within 90 days after the acquisition thereof or completion of improvements thereon;
	    (iv) Liens securing Debt incurred to refinance Debt referred to in clause (ii) or (iii) above, provided that such Liens are limited to the same property securing the Debt so refinanced, the principal amount of such Debt shall not be greater than the principal amount of the Debt so refinanced, and any direct or contingent obligor of the Debt secured thereby has not been changed; (v) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (vi) deposits or Liens to secure the performance of letters of credit, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (vii) Liens securing Capitalized Leases permitted by this Agreement;
	    (viii) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ix) judgment or other similar Liens, provided that there shall be no period of more than 30 consecutive days during which a stay of enforcement of the related judgment shall not be in effect; (x) at any time prior to the 45th day after the Closing Date, 1994 Credit Agreement Liens, provided that all loans, advances, commitments and other obligations under the 1994 Credit Agreement have been satisfied in full in accordance with Section 3.01(b); (xi) Liens on cash and Cash Equivalents securing Obligations under Hedge Agreements, provided that the aggregate amount of cash and Cash Equivalents subject to such Liens may at no time exceed $20,000,000 in the aggregate for the Borrower and its Subsidiaries; and (xii) Liens not otherwise permitted by the foregoing clauses of this subsection (a) securing Debt otherwise permitted by this Agreement in an aggregate principal or face amount at any date not to exceed 5% of Consolidated Net Tangible Assets of the Borrower.

		  (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations in any period set forth below to exceed the amount set forth below for such period:

		    Year Ending in        Amount
		   ----------------    -------------
		    December 1995       $55,000,000
		    December 1996       $60,000,000
		    December 1997       $65,000,000
		    December 1998       $70,000,000
		    December 1999       $75,000,000
		    December 2000       $80,000,000
		    December 2001       $85,000,000



		  (c) Mergers, Etc. Merge or liquidate into or consolidate with any Person or permit any Person to merge or liquidate into it, or permit any of its Subsidiaries to do so, except that (i) the Borrower may consummate the Merger, (ii) solely if required to effect a Permitted Acquisition, the Borrower may merge with another corporation organized under the laws of a State of the United States, if the Borrower is the corporation surviving such merger, and (iii) any wholly-owned Subsidiary of the Borrower may merge or liquidate into or consolidate with the Borrower or any other Subsidiary of the Borrower provided that, in the case of any such consolidation, the Person formed by such consolidation shall be the Borrower or a wholly-owned Subsidiary of the Borrower and provided that if any Subsidiary Guarantor is a party to any such merger or consolidation, the Person surviving such merger or formed by such consolidation shall be a Subsidiary Guarantor; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

		  (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales in the ordinary course of its business,
	    (ii) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, (iii) sales, leases, transfers or other dispositions of assets by a wholly-owned Subsidiary of the Borrower with any other wholly-owned Subsidiary of the Borrower (provided that if such disposition is by a Subsidiary Guarantor, the recipient of such assets is also a Subsidiary Guarantor), (iv) in a transaction authorized by subsection (c) of this Section, (v) the disposition of Margin Stock for cash in an amount equal to the fair value of such Margin Stock on the date of such disposition, (vi) sales of assets for cash and for fair value in an aggregate amount not to exceed $1,000,000 in any year, (vii) the sale of any asset not otherwise permitted by this subsection (d) by any Subsidiary of the Borrower (other than a bulk sale of inventory and a sale of receivables other than delinquent accounts for collection purposes
	    only) so long as (A) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (B) the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash payable at closing or instruments obligating the obligors with respect thereto to make cash payments within one year of closing, in the aggregate amount of all such instruments at any one time held by the Borrower and its Subsidiaries for all such sales not to exceed $10,000,000 and (C) the Borrower shall prepay the Advances to the extent required by, and in the order of priority set forth in, Section 2.05(b)(i) and
	    (viii) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction which would be permitted under the provisions of the next preceding clause (vii).

		  (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock (other than to the Borrower), except that:

			(i) the Borrower may declare and deliver dividends and distributions payable only in Borrower Common Stock or warrants, rights or options to acquire Borrower Common Stock;

		       (ii)   after the first anniversary of the Closing Date:

			(A) if the Borrower's Capital Ratio is greater than 60% and equal to or less than 67% on the last day of the most recently ended fiscal quarter, the Borrower may, during any single fiscal year, declare and pay cash dividends to holders of Borrower Common Stock in an amount not to exceed
			      (x) ten percent of the Borrower's Net Income for the period from the Closing Date to and including the date of declaration of such dividend less
			      (y) the aggregate of all other dividends previously declared or paid pursuant to this
			      Section 5.02(e)(ii)(A) for the period from the Closing Date to and including the date of declaration of such dividend; provided that after giving effect to the declaration and payment of such dividend the Borrower's Capital Ratio does not exceed 67%; and

			(B) if the Borrower's Capital Ratio is equal to or less than 60% on the last day of the most recently ended fiscal quarter (1) the Borrower may, during any single fiscal year, declare and pay cash dividends to holders of Borrower Common Stock in an amount not to exceed (x) 25% of the Borrower's Net Income for the fiscal year immediately preceding the fiscal year in which such dividend is declared or paid less (y) the amount paid by the Borrower for repurchases of Borrower Common Stock during the fiscal year in which such dividend is declared or paid, and (2) the Borrower may, during any single fiscal year, repurchase for cash shares of Borrower Common Stock the aggregate purchase price for which does not exceed (x) 25% of the Borrower's Net Income for the fiscal year immediately preceding the fiscal year in which such repurchase is made, less (y) the amount paid by the Borrower for cash dividends on Borrower Common Stock during the fiscal year in which such repurchase is made; provided that immediately after giving effect to such repurchase, the Borrower's Capital Ratio does not exceed 60%; and

		      (iii) the Borrower may purchase options or warrants to purchase shares of Borrower Common Stock granted by the Borrower to employees of the Borrower or any of its Subsidiaries, for an aggregate purchase price, for all such purchases during any single fiscal year, of not more than $1,000,000;

	    provided, however, that, at the time of any payment or repurchase referred to above and after giving effect to such payment or repurchase, no Default shall have occurred and be continuing.

		  (f) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, other than Investments (i) by the Borrower in any of its respective wholly-owned Subsidiaries or by any wholly-owned Subsidiary of the Borrower in any other wholly-owned Subsidiary of the Borrower, (ii) that are Permitted Acquisitions, (iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents and in Hedge Agreements in an aggregate notional amount not to exceed at any time outstanding an amount equal to 100% of the aggregate outstanding Advances at such time, (iv) Investments permitted by Section 5.02(d)(vii)(B) and (v) other Investments in an aggregate amount invested at any one time outstanding not to exceed $25,000,000.

		  (g) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business carried on at the date hereof by the Borrower, RBLI and their Subsidiaries taken as a whole, except that, subject to the limitations set forth in Sections 5.02(f) and 5.02(h), the Borrower and its Subsidiaries may acquire (i) Control of any Person, or all or substantially all of the assets of any Person, substantially all the business of which consists of businesses that are not Materially Different Businesses, (ii) any other assets which the Borrower or such Subsidiary would not use in a Materially Different Business, or (iii) Control of any Person, substantially all the business of which consists of Materially Different Businesses, or other assets which constitute or would be used by the Borrower or such Subsidiary in a Materially Different Business, as long as (x) the consideration paid by the Borrower for any such acquisition pursuant to this clause (iii), together with the aggregate consideration paid for all previous acquisitions pursuant to this clause (iii) during the term of this Agreement, does not exceed 20% of Consolidated Net Tangible Assets of the Borrower as of the last day of the fiscal quarter next preceding the date of such acquisition and (y) after giving effect thereto, no Default shall have occurred and be continuing.

		  (h) Acquisitions. Make or permit any of its Subsidiaries to make acquisitions outside the ordinary course of business of assets of or equity in any Person ("Acquisitions") other than the following: (i) Investments permitted by the terms of Section 5.02(f) (other than clause (ii) thereof); (ii) other Acquisitions if the sum of the Purchase Price for such Acquisitions plus the aggregate Purchase Price for all other Acquisitions (x) made in the immediately preceding 12 calendar months period, does not exceed (1) $50,000,000, plus (2) during calendar year 1995 only, $110,000,000 used solely as the aggregate Purchase Price for Designated Acquisitions and (y) made during the term of this Agreement, does not exceed $260,000,000; provided that if the Purchase Price for any such Acquisition is more than $10,000,000 and less than $25,000,000, then the Borrower shall give the Administrative Agent and the Lenders at least five Business Days' notice thereof, and if the Purchase Price is $25,000,000 or more, the following conditions must be met: (A) at least ten Business Days prior to such proposed Acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders Consolidated modeled financial statements of the Borrower (including a balance sheet and statements of earnings, cash flows and stockholders' equity) as at the end of and for the most recent period of four fiscal quarters ending at least 45 days prior to the delivery of such financial statements, which financial statements shall (a) be certified (subject to normal year-end audit adjustments and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower, (b) give effect to all Acquisitions (including such proposed Acquisition) made or proposed to be made since the end of such period and (c) show the Borrower would be in compliance with the Interest Coverage Ratio for such period; provided further that, at the time of the making of any Acquisition and after giving effect to such Acquisition, no Default shall have occurred and be continuing.

		  (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or
	    (ii) reporting practices, except in either case as required or permitted by GAAP.

		  (j) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

			(i)   Debt under the Loan Documents;

		       (ii) in the case of (A) the Borrower, Debt, not exceeding at any one time $400,000,000 in aggregate principal amount, in respect of Junior Obligations, the proceeds of which are applied to prepay the Obligations of the Borrower under the Loan Documents in accordance with
		  Section 2.05(b)(ii) and (B) the Borrower and its Subsidiaries, Debt, not exceeding at any one time $20,000,000 in the aggregate, in respect of Obligations incurred pursuant to credit card services agreements providing for processing services in connection with credit card transactions by customers of the Borrower and its Subsidiaries;

		      (iii)   the Surviving Debt;

		       (iv) unsecured contingent obligations arising in connection with Permitted Acquisitions in an aggregate principal amount not to exceed $75,000,000 at any time outstanding in the aggregate for the Borrower and its Subsidiaries, provided that no such contingent obligation shall exceed an amount equal to 75% of the Purchase Price of the related Permitted Acquisition;

			(v) Debt owed by a Subsidiary to the Borrower or to a wholly-owned Subsidiary of the Borrower, or by the Borrower to a Subsidiary in connection with the Borrower's cash management program;

		       (vi) Debt secured by Liens permitted by Section 5.02(a)(ii) and (iv) not to exceed $20,000,000 in the aggregate for the Borrower and its Subsidiaries;

		      (vii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

		     (viii) unsecured trade payables of the kind included in clause (b) of the definition of Debt; and

		       (ix)   Debt not otherwise permitted pursuant to this
		  Section 5.02(j), in an aggregate principal amount not to exceed $50,000,000 at any time outstanding in the aggregate for the Borrower and its Subsidiaries.

		  (k) HLR Stockholder Agreement Amendments. Amend, supplement or otherwise modify, or consent to the amendment, supplement or other modification of, Sections 2.1 through 2.10,
	    Article 3 or Section 8.2, 9.2(a), 9.4, 9.5 or 9.10 of the HLR Stockholder Agreement, or any definition related to the foregoing set forth in Article 1 of the HLR Stockholder Agreement, if such amendment, supplement or other modification would materially adversely affect the rights of Roche Holdings thereunder, taken as a whole, unless the Required Lenders have consented to such amendment, supplement or other modification, which consent shall not be unreasonably withheld; provided that if the Borrower has provided the Administrative Agent and the Lenders with copies of a proposed amendment, supplement or other modification (together with written notice referencing this Section 5.02(k) and the 15-day consent period required immediately below) and has not been notified by the Administrative Agent within 15 days of receipt by the Lenders thereof that the Required Lenders have disapproved such amendment, supplement or other modification in writing, the Lenders shall be deemed to have consented thereto.

		  (l) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement and
	    (ii) regularly scheduled or required repayments or redemptions of Debt permitted pursuant to subsection (j) of this Section, or amend, modify or change in any manner any term or condition of any such Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.

		  (m) No Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets or, in the case of a Subsidiary, any agreement limiting or preventing any payments by such Subsidiary to the Borrower, other than (i) in favor of the Administrative Agent and the Lenders or (ii) in connection with (A) with respect to the Borrower any Surviving Debt or (B) any Debt permitted by Section 5.02(j) secured by a Lien on specific property so long as such prohibition or conditions relates solely to the specific property securing such Debt.

		  (n) Capital Expenditures. Not make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

		   Year Ending In         Amount
		  ----------------    --------------
		   December 1995       $111,700,000
		   December 1996       $78,000,000
		   December 1997       $70,000,000
		   December 1998       $70,000,000
		   December 1999       $70,000,000
		   December 2000       $70,000,000
		   December 2001       $70,000,000



	    ; provided, however, that if in any period specified above the amount of Capital Expenditures set forth above for such period exceeds the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries in such period, the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the next period specified above in an amount of up to the lesser of (x) the amount of such excess or (y) $20,000,000.



				  ARTICLE VI

			       EVENTS OF DEFAULT

		  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

		  (a) The Borrower shall fail to pay any (i) principal of any Advance when the same becomes due and payable, or (ii) interest on any Advance, or any fees payable to the Administrative Agent or any Lender hereunder within five Business Days after the same becomes due and payable; or any Loan Party shall fail to make any other payment hereunder within five Business Days after the same becomes due and payable; or

		  (b) Any representation or warranty made by any Loan Party under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

		  (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in 5.01(i) [Leverage Ratio], 5.01(j) [Interest Coverage Ratio], 5.01(k) [Minimum Stockholders' Equity], 5.01(l) [Reporting Requirements], 5.01(m) [Monthly Summary Financial Reports] or 5.02, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

		  (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof and not at the option of the Borrower or such Subsidiary; or

		  (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

		  (f) Any judgment or order for the payment of money in excess of (x) $25,000,000 in any individual case, or (y) $50,000,000 in the aggregate at any one time, shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied or dismissed or bonded pending appeal; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the entire amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment or order; or

		  (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect (in the case of clause
	    (a) of the definition of Material Adverse Effect, the term "Person" shall mean the Borrower) and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied, discharged or bonded pending appeal; or

		  (h) A Change of Control shall occur or the Borrower shall fail (i) to own, directly or indirectly (A) through one or more Subsidiary Guarantors, 100% of the capital stock (by vote and value) of NHL and Allied or (B) subject to transactions permitted pursuant to Section 5.02(c), 100% of the capital stock (by vote and value) of each other Material Subsidiary of the Borrower existing on the date hereof or (ii) subject to transactions permitted pursuant to Section 5.02(c), to maintain Control of each other Person that shall qualify as a Material Subsidiary of the Borrower from time to time; or

		  (i) Any ERISA Event shall have occurred with respect to the Borrower or any of its ERISA Affiliates and such ERISA Event, together with any and all other ERISA Events that shall have occurred with respect to the Borrower or any of its ERISA Affiliates, is reasonably likely to result in a liability of the Borrower and its ERISA Affiliates with respect to any Plan of the Borrower or any of its ERISA Affiliates in excess of $25,000,000; or

		  (j) The Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $5,000,000 per annum; or

		  (k) The Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

		  (l) Any material provision of any Loan Document shall be determined by any court, administrative agency or arbitrator to be invalid, not binding or unenforceable, or any Loan Party or any Affiliate thereof shall so assert in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

				  ARTICLE VII

			   THE ADMINISTRATIVE AGENT

			 SECTION 7.01.  Authorization and Action.  Each
Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice and other report given to it by the Borrower pursuant to the terms of this Agreement.

		  SECTION 7.02.  Administrative Agent's Reliance, Etc.
Neither the Administrative Agent nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with the Loan Documents or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

		  SECTION 7.03. CS and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it or in its favor, CS shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CS hereunder in its individual capacity. CS and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CS were not the Administrative Agent and without any duty to account therefor to the Lenders.

		  SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

		  SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent and its affiliates (to the extent not reimbursed by or on behalf of the Borrower), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding or if any Advances are then owing to Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any such affiliate in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or any such affiliate's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of unpaid fees owing to the Administrative Agent, and any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent and any such affiliate, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Administrative Agent is not paid such fees, or the Administrative Agent or any such affiliate is not reimbursed for such expenses, by the Borrower.

		  SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the consent of the Borrower, a successor Administrative Agent which shall be a Lender, or if no Lender consents to act as Administrative Agent hereunder, a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000 (a "Qualified Bank"). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Qualified Bank that is acceptable to the Borrower (which shall not unreasonably withhold its approval). Upon the acceptance of any appointment as Administrative Agent thereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

				 ARTICLE VIII

				 MISCELLANEOUS

			SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Term Notes or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby (other than any Lender which is, at such time, a Defaulting Lender), do any of the following: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the definition of the term "Required Lenders" or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has an Advance or Commitment affected by such amendment, waiver or consent, (i) increase the Commitment of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Term Notes or the Revolving Credit Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) release any Subsidiary Guarantor or any rights under the Subsidiary Guaranty (except, in the case of this clause (iii), by operation of law as a consequence of a transaction permitted by Section 5.02(c)) or (iv) postpone the Revolving Credit Termination Date or the Termination Date or any date fixed for any payment of principal of or interest on the Term Notes or the Revolving Credit Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

		  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 358 South Main Street, Burlington, North Carolina 27215, Attention: each of Chief Financial Officer (fax no. (910) 222-1568) and General Counsel (fax no. (910) 226-3835), with a copy to the Borrower at its address at 4225 Executive Square, Suite 800, La Jolla, California 92037, Attention: Chief Operating Officer (fax no. (619) 658-6693); if to any Bank at its Domestic Lending Office on Schedule I hereto; if to any other Lender, at the address specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 12 East 49th Street, New York, New York 10017, Attention: Syndication/Agency (fax no.
(212) 238-5073); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective
(i) when received, if mailed or delivered or telecopied (if telecopied, only when non-machine confirmation of receipt is received), or (ii) when confirmed by telex answerback, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

		  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

		  SECTION 8.04. Costs; Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and its affiliates in connection with the preparation, execution, delivery, administration, modification and amendment of, or waiver under, the Loan Documents and the other documents to be delivered hereunder (including, without limitation, (A) all reasonable due diligence, transportation, computer, duplication, appraisal, audit and insurance expenses and fees and expenses of consultants engaged with the prior consent of the Borrower (which consent shall not be unreasonably withheld) and (B) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in, monitoring or otherwise participating in any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally and any proceeding ancillary thereto). The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the enforcement of the Loan Documents and the other documents to be delivered hereunder, whether in action, suit, litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and reasonable expenses of counsel for the Administrative Agent and each Lender with respect thereto) and expenses in connection with the enforcement of rights under this Section 8.04(a).

		  (b) If any payment of principal of any Eurodollar Rate Advance or LIBO CB Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.11 or 2.15, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if for any reason any Advance to be Converted to a Eurodollar Rate Advance on the date specified in the notice of conversion with respect thereto is not so Converted, the Borrower shall, within ten days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or failure to Convert, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance; provided that such Lender shall have delivered to the Borrower a written notice setting forth the amount and calculation of such loss or expense.

		  (c) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (or in connection with the preparation for a defense of) any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents and the transactions contemplated thereby, whether or not an Indemnified Party is a party thereto, whether or not the transactions contemplated hereby are consummated and whether or not any such claim, investigation, litigation or proceeding is brought by the Borrower or any other person, except (i) to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction (a "Final Judgment") to have resulted from such Indemnified Party's gross negligence or willful misconduct or (y) arises from any legal proceedings commenced against any Lender by any other Lender (in its capacity as such and not as Administrative Agent), and (ii) in the case of any litigation brought by the Borrower (A) seeking a judgment against any Indemnified Party for any wrongful act or omission of such Indemnified Party and (B) in which a Final Judgment is rendered in the Borrower's favor against such Indemnified Party, the provisions of this paragraph will not be available to provide indemnification for any damage, loss, liability or expense incurred by such Indemnified Party in connection with such litigation.

		  SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request, or the granting of the consent, of the Required Lenders specified by
Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower to such Lender now or hereafter existing under this Agreement and the Note or Notes held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application shall be made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

		  SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received written confirmation, in a form satisfactory to the Administrative Agent, by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

		  SECTION 8.07. Assignments and Participations. (a) The Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender. Each Lender may and, if demanded by the Borrower pursuant to
Section 2.14, will assign to one or more banks or other entities all or a proportionate part of all of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Committed Advances owing to it and the Term Notes or the Revolving Credit
Notes held by it, but excluding such Lender's Competitive Bid Advances); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facilities, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $20,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, or shall be an assignment to another Lender or an assignment of all of the assigning Lender's rights and obligations hereunder and under the Notes, (iii) each such assignment shall be to another Lender, an Affiliate of the assigning Lender or, subject to the consent of the Borrower (such consent not to be unreasonably withheld), to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to
Section 2.14 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.14 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Term Notes or Revolving Credit Notes subject to such assignment and a processing and recordation fee of $3,500 from the assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

		  (b) The Administrative Agent will maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Committed Advances owing under each Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

		  (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Term Notes or Revolving Credit Notes subject to such assignment if the assigning Lender is assigning all of its rights and obligations under this Agreement, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent a new Term Note or Revolving Credit Note to the order of such Eligible Assignee if it is not already a Lender. Such new Term Note or Revolving Credit Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2, as the case may be. No assignment shall be effective unless the Assignment and Acceptance has been registered in the Register as provided in this Section 8.07(c).

		  (d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Committed Advances and the Competitive Bid Advances owing to it, the Term Notes or Revolving Credit Notes held by it and its interests in the Competitive Bid Note); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Term Note or Revolving Credit Note, and a beneficiary of the Competitive Bid Note, for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce or postpone any date fixed for payment of principal of, or interest on, the Term Notes, Revolving Credit Notes or Competitive Bid Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

		  (e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree pursuant to an agreement substantially in the form of Exhibit G to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

		  (f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Committed Advances and Competitive Bid Advances owing to it and the Term Notes or Revolving Credit Notes held by it, and its interests in the Competitive Bid
Note) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

		  SECTION 8.08.  Governing Law; Submission to Jurisdiction.
(a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

		  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (c) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

		  (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

		  (d) The Borrower agrees that service of process may be made on the Borrower by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the address of the Borrower specified in Section 8.02, or by any other method of service provided for under the applicable laws in effect in the State of New York.

		  SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

		  SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE BORROWER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

		  SECTION 8.11. Confidentiality. Each Lender acknowledges that it has been and will be furnished non-public information concerning the Borrower, RBLI and their Subsidiaries in connection with the Loan Documents (all such non-public information, whether furnished before or after the date of this Agreement, collectively the "Transaction Information"). Each Lender agrees to keep confidential (and to cause its affiliates, officers, directors, employees, agents and representatives to keep confidential) all Transaction Information, except that each Lender shall be permitted to disclose details of the Transaction Information (a) to such of its affiliates, officers, directors, employees, agents and representatives (which agents and representatives shall not include any non-affiliated financial institutions) and legal or other advisors who need to know such information in connection with its role as a Lender (or as Administrative Agent) hereunder and who receive such information with the understanding that it is confidential; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process (provided that, to the extent permitted by applicable law, such Lender will promptly notify the Borrower of such requirement as far in advance of its disclosure as is practicable to enable the Borrower to seek a protective order and, to the extent practicable, such Lender will cooperate with the Borrower in seeking any such order), or requested by any governmental agency or authority having jurisdiction over such Lender (provided that, to the extent permitted by applicable law, such Lender will first inform the Borrower of any such request) other than those from bank regulatory authorities or examiners;
(c) to the extent the Borrower shall have consented to such disclosure in writing; and (d) to the extent that a public announcement or dissemination of such Transaction Information shall have been made other than as a result of a breach of this Section 8.11. Each Lender will use the Transaction Information only in connection with its role as a Lender (or as Administrative Agent) hereunder.

		  SECTION 8.12. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Notes or any other Loan Document or of such provision or obligation in any other jurisdiction.

		  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:                    NATIONAL HEALTH LABORATORIES
			       HOLDINGS INC.

			     By:    /s/  David C. Flaugh
				 ----------------------------------
				 Name:   David C. Flaugh
				 Title:  Senior Executive Vice
					   President


ADMINISTRATIVE               CREDIT SUISSE (NEW YORK BRANCH),
  AGENT:                       as Administrative Agent

			     By:    /s/  Heather Riekenberg
				 ---------------------------------
				 Name:   Heather Riekenberg
				 Title:  Associate

			     and

			     By:    /s/  Ira Lubinsky
				 ---------------------------------
				 Name:   Ira Lubinsky
				 Title:  Associate



			     CREDIT SUISSE (NEW YORK BRANCH)


			     By:    /s/  Karl M. Studer
				 ---------------------------------
				 Title:  Member of Senior Management


			     By:    /s/  Daniela Hess
				 ---------------------------------
				 Title:  Associate


			     BANK OF AMERICA ILLINOIS


			     By:    /s/  Wendy L. Loring
				 ---------------------------------
				  Title:  Authorized Officer


			     BANQUE NATIONALE DE PARIS


			     By:    /s/  Richard L. Sted
				 ---------------------------------
				  Title:  Senior Vice President


			     By:    /s/  Bonnie G. Eisenstat
				 ---------------------------------
				  Title:  Vice President


			     BAYERISCHE LANDESBANK GIROZENTRALE


			     By:    /s/  W. Freudenberger
				 ---------------------------------
				  Title:  Executive Vice President
					    and General Manager

			     By:    /s/  P. Obermann
				 ---------------------------------
				  Title:  Senior Vice President
					  Manager Lending Division



			     CHASE MANHATTAN BANK


			     By:    /s/  Roger Lieblich
				 ---------------------------------
				  Title:  Managing Director



			     CREDIT LYONNAIS
			       CAYMAN ISLAND BRANCH

			     By:    /s/  Farboud Tavangar
				 ---------------------------------
				  Title: Authorized Signature


			     DEUTSCHE BANK AG
			       NEW YORK BRANCH AND/OR
				 CAYMAN ISLANDS BRANCH

			     By:    /s/  Annette Schoenrock
				 ---------------------------------
				  Title:  Vice President


			     By:    /s/  Richard A.W. McClary
				 ---------------------------------
				  Title:  Assistant Vice President


			     FIRST FIDELITY BANK, N.A.

			     By:    /s/  Grace Vallacchi
				 ---------------------------------
				  Title:  Vice President


			     THE FUJI BANK, LTD.
			       (NEW YORK BRANCH)

			     By:    /s/  Gina M. Kearns
				 ----------------------------------
				 Title:  Vice President and Manager


			     NATIONSBANK, N.A.
			       (CAROLINAS)

			     By:    /s/  Michael A. Crabb III
				 ---------------------------------
				  Title:  Assistant Vice President


			     SOCIETE GENERALE

			     By:    /s/  Kirk Vogel
				 ---------------------------------
				  Title:  Vice President

			     THE SUMITOMO BANK, LIMITED

			     By:    /s/  Yoshinori Kawamura
				 ---------------------------------
				  Title:  Joint General Manager


			     SWISS BANK CORPORATION

			     By:    /s/  Guido W. Schuler
				 ---------------------------------
				  Title:  Executive Director
					  International Banking

			     By:    /s/  Hanno Huber
				 ---------------------------------
				  Title:  Associate Director
					  International Banking

			     WACHOVIA BANK OF GEORGIA, N.A.

			     By:    /s/  James C. Ratcliffe, Jr.
				 ---------------------------------
				  Title:  Vice President


			     WESTDEUTSCHE LANDESBANK

			     By:    /s/  Donald Wolf
				 ---------------------------------
				  Title:  Vice President

			     By:    /s/  Catherine Ruhland
				 ---------------------------------
				  Title:  Associate



				SCHEDULE I

		Commitments and Applicable Lending Offices

Lender                      Term                Revolving                 Domestic Lending Office                  Eurodollar
- ------                      Commitment          Commitment                -----------------------                Lending Office
			    ----------          ----------                                                       --------------

Bank of America             $40,320,000         $22,680,000           Address:        200 West Jackson Blvd.           Same
Illinois                                                                              Chicago, Illinois
										      60697
								      Telephone:      (312) 828-3808
								      Fax:            (312) 974-9626
								      ABA No:         0710-0003-9
								      Account:        National Health
								      Further           Lab. Holdings Inc.
								      Credit:         Laboratory Corp. of
											America Holding

Banque Nationale de         $65,920,000         $37,080,000           Address:        499 Park Avenue                  Same
Paris,                                                                                New York, New York
  New York                                                                            10022-1278
								      Telephone:      (212) 415-9708
								      Fax:            (212) 415-9606
								      ABA No:         0260-0768-9
								      Account:        700153-701-50
								      Reference:      National Health
											Laboratories, Inc.

Bayerische Landesbank       $65,920,000         $37,080,000           Address:        560 Lexington Avenue            Same
  Girozentrale                                                                        22nd Floor
										      New York, New York
										      10022
								      Telephone:      (212) 310-9833
								      Fax:            (212) 310-9868
								      ABA No:         021000128
										      (Chemical Bank)
								      Account:        544-7-07960
										      Bayerische Landesbank
											Cayman Islands

The Chase Manhattan         $40,320,000         $22,680,000           Address:        1 Chase Manhattan Plaza         Same
  Bank, N.A.                                                                          7th Floor
										      New York, New York
										      10081
								      Telephone:      (212) 552-7529
								      Fax:            (212) 552-1477
								      ABA No:         021000021
								      Account:        9009000036
								      Reference:      Lab. Corp. of America

Credit Lyonnais Cayman      $40,320,000         $22,680,000           Address:        1301 Avenue of the              Same
  Island Branch                                                                         Americas, 20th Floor
										      New York, New York
										      10019
								      Telephone:      (212) 261-7748
								      Fax:            (212) 261-3440
								      ABA No:         0260-0807-3
								      Account:        01-00882000100
								      Reference:      National Health
											Labs

Credit Suisse (New York     $65,920,000         $37,080,000           Address:        12 East 49th Street             Same
Branch)                                                                               New York, New York
										      10017
								      Telephone:      (212) 238-5421
								      Fax:            (212) 238-5439
								      ABA No:         026 009 179
								      Account:        368822-01

Deutsche Bank AG, New       $65,920,000         $37,080,000           Address:        31 West 52nd Street            Same
York Branch                                                                           25th Floor, CFI2
										      New York, New York
										      10019
								      Telephone:      (212) 474-8149
								      Fax:            (212) 474-7879
								      ABA No:         026 003 780
								      Account:        10 479857 0008
								      Reference:      Laboratory Corporation
											of America Holdings

First Fidelity Bank,        $30,720,000         $17,280,000           Address:        550 Broad Street               Same
N.A.                                                                                  5th Floor
										      Newark, New Jersey
										      07102
								      Telephone:      (201) 565-5941
								      Fax:            (201) 565-5948
								      ABA No:         031201467
								      Account:        6112499100

The Fuji Bank, Ltd.         $40,320,000         $22,680,000           Address:        Two World Trade Center         Same
  (New York Branch)                                                                   79th Floor
										      New York, New York
										      10048
								      Telephone:      (212) 898-2067
								      Fax:            (212) 488-8216
								      CHIPS ABA
								      No:             970
								      UID No:         279368
								      Account:        515011UII
								      Further
								      Credit:         USCF

NationsBank, N.A.           $40,320,000         $22,680,000           Address:        100 North Tryon Street        Same
  (Carolinas)                                                                           8th Floor
										      Charlotte, North
										      Carolina
										      28255
								     Telephone:      (704) 388-1111
								     Fax:            (704) 386-8694
								     ABA No:         053000196
								     Account:        136621-22506
								     Reference:      National Health
										       Laboratories

Societe Generale,           $65,920,000         $37,080,000          Address:        1221 Avenue of the            Same
  New York Branch                                                                      Americas
										     New York, New York
										     10020
								     Telephone:      (212) 278-7091
								     Fax:            (212) 278-7462
								     ABA No:         026004226
								     Account:        LSA #9031081
								     Further         LAB CORP.
								       Credit:

The Sumitomo Bank,          $40,320,000         $22,680,000          Address:        277 Park Avenue              Same
  Limited, New York                                                                  New York, New York
  Branch                                                                             10172
								     Telephone:      (212) 224-4134
								     Fax:            (212) 224-5188
								     ABA No:         021000238
										     (Morgan Guaranty)
								     Account:        631-28-256
								     Attention:      Loan Operations

Swiss Bank Corporation      $65,920,000         $37,080,000          Address:        222 Broadway                 Same
										     P.O. Box 395,
										     Church Street Station
										     New York, New York
										     10008
								     Telephone:      (212) 574-3177
								     Fax:            (212) 574-3551
								     ABA No:         026007993
								     Account:        101-WA-111473-000
								     Further         Newco
								       Credit:

Wachovia Bank of            $65,920,000         $37,080,000          Address:        191 Peachtree Street, N.E.   Same
  Georgia, N.A.                                                                      Atlanta, Georgia
										     30303
								     Telephone:      (404) 332-1114
								     Fax:            (404) 332-6898
								     ABA No:         061000010
								     Account:        18171498
								     Further         Laboratory Corp. of
								       Credit:         America

Westdeutsche Landesbank     $65,920,000         $37,080,000          Address:        1211 Avenue of the           Same
										       Americas
										     New York, New York
										     10040
								     Telephone:      (212) 852-6152
								     Fax:            (212) 302-7946
								     ABA No:         021-000021
								     Account:        (Chase)
										     920-1-060663

				SCHEDULE II

			   MATERIAL SUBSIDIARIES


	   Name and                                                                                 Options,
	Jurisdiction of              Authorized          Shares                                   Warrants and
	 Incorporation              Capital Stock      Outstanding     Owner of Shares           Similar Rights
	---------------             -------------      -----------     ---------------           ---------------
NHL Intermediate                        1,000              1,000       National Health                None
Holdings Corporation I*                                                Laboratories
(Delaware)                                                             Holdings Inc.

NHL Intermediate                        1,000             1,000        NHL Intermediate               None
Holdings Corp. II*                                                     Holdings Corp. I*
(Delaware)

National Health                         1,000             1,000        NHL Intermediate               None
Laboratories Incorporated                                              Holdings Corp. II*
(Delaware)

La Jolla Management                     1,000             1,000        National Health                None
Corp.                                                                  Laboratories
(Delaware)                                                             Incorporated

Quality Assurance Group,                1,000             1,000        La Jolla                       None
Inc.                                                                   Management Corp.
(Delaware)

Allied Clinical                      20,000,000         8,399,758      National Health                None
Laboratories, Inc., A                 (common)                         Laboratories
Delaware Corporation                 10,000,000                        Incorporated
(Delaware)                           (preferred)

Allied Clinical                         5,000              345         Allied Clinical                None
Laboratories, Inc., An                                                 Laboratories, Inc.,
Oregon Corporation                                                     A Delaware
(Oregon)                                                               Corporation

* To be merged into the Borrower


			       SCHEDULE III

				   ERISA

			      SCHEDULE III(1)


       RBLI is currently negotiating with the IRS in connection with the CompuChem Corporation Retirement Investment Plan, an inactive defined contribution plan. A proposal is pending whereby the plan's participants would be made whole for the plan sponsor's failure to take into account certain compensation in calculating the employer's matching contribution obligation in previous years. The amount currently proposed to be contributed in this regard is approximately $50,000.



			      Schedule III(m)



Medical Plan of Roche Biomedical Laboratories, Inc.
       (including post-retirement medical benefits)

Prescription Plan of Hoffmann-La Roche Inc. (including post-retirement prescription benefits)

Basic Life Insurance Plan of Hoffmann-La Roche Inc.
       (including post-retirement death benefits)

With respect to retiree medical and dental benefits, RBLI retirees participate in the Roche Retiree Welfare-Benefits Trust which is a Section 501(c)(9) trust ("VEBA").


				SCHEDULE IV

		      Roche Holdings Share Ownership
		       (Giving effect to the Merger)


					       Roche Holdings
					    Beneficial Ownership
					  -----------------------
					  Number of
	Name                               Shares         Percent
	----                              ---------       -------
Preferred stock, $0.10 par
value; 10,000,000 shares
authorized; none issued.                     0              0.0%

Common Stock, $0.01 par value;
220,000,000 shares authorized
122,904,322 shares issued.               61,329,256        49.9%



				SCHEDULE V

			       CERTAIN DEBT

Part I - all secured Debt of the Borrower and its Subsidiaries and RBLI and its Subsidiaries with a principal or face amount in excess of $5,000,000 (other than Surviving Debt):

		  None

Part II -         all Debt of the Borrower in a principal or face amount
		  excess of $5,000,000 or more which will be outstanding after the Merger (the "Surviving Debt"):

														Security
									Interest            Maturity            Interest
    Principal            Obligor                  Obligee                 Rate                Date              Granted
    ---------            -------                  -------               --------            --------            -------
$7,000,000           National Health          United States of             6.95%             6/30/95              None
		     Laboratories             America                                     ($4,000,000)
		     Incorporated                                                            9/30/95
											  ($3,000,000)


$9,000,000           National Health          Swiss Bank Corp.               N/A            11/30/07               *
		     Laboratories
		     Incorporated

$9,783,829           National Health          Frequency                   14.19%            11/30/07              None
		     Laboratories             Properties Corp.
		     Incorporated

* Secured by a pledge of assets held in a cash collateral account at Swiss Bank Corp. with a market value equal to the outstanding balance plus the applicable margin required thereunder.


					       EXHIBIT A-1 TO CREDIT AGREEMENT

			     FORM OF TERM NOTE

Dated:  April 28, 1995

	    FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH LABORATORIES HOLDINGS INC. (to be renamed LABORATORY CORPORATION OF AMERICA HOLDINGS), a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
[        ] (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Term Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement (as defined below) on the dates and in the amounts specified in the Credit Agreement, but in no event later than April 30, 2001.

	    The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of each Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

	    Both principal and interest are payable in lawful money of the United States of America to Credit Suisse (New York Branch), as Administrative Agent, at its offices at 12 East 49th Street, New York, New York 10017, Account No. 368822-05, in same day funds. Each Term Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, that the failure of the Lender to make such recordation or endorsement, or any error therein, shall not affect the obligations of the Loan Parties with respect to this Promissory Note or any other Loan Document.

	    This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of April 28, 1995 (such agreement, as it may hereafter be amended or modified, being the "Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto and Credit Suisse (New York Branch), as Administrative Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of term advances (the "Term Advances") by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from such Term Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

	    The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

	    This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

			      NATIONAL HEALTH LABORATORIES HOLDINGS INC.



			      By: _________________________________

			      Title: ______________________________



		      ADVANCES AND PAYMENTS OF PRINCIPAL



			    Amount of
			 Principal Paid,
	  Amount of         Prepaid or       Unpaid Principal       Notation
Date       Advance           Assigned             Balance            Made by




					     EXHIBIT A-2 TO CREDIT AGREEMENT

		       FORM OF REVOLVING CREDIT NOTE

Dated:  April 28, 1995

		  FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH LABORATORIES HOLDINGS INC. (to be renamed LABORATORY CORPORATION OF AMERICA HOLDINGS), a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to
the order of [        ] (the "Lender") for the account of its Applicable
Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement (as defined below) on April 30, 2000.

		  The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

		  Both principal and interest are payable in lawful money of the United States of America to Credit Suisse (New York Branch), as Administrative Agent, at its offices at 12 East 49th Street, New York, New York 10017, Account No. 368822-05, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, that the failure of the Lender to make such recordation or endorsement, or any error therein, shall not affect the obligations of the Loan Parties with respect to this Promissory Note or any other Loan Document.

		  This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of April 28, 1995 (such agreement, as it may hereafter be amended or modified, being the "Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto and Credit Suisse (New York Branch), as Administrative Agent for the Lender and such other Lenders. The Credit Agreement, among other things, (i) provides for the making of revolving credit advances (the "Revolving Credit Advances") by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

		  The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

		  This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

			      NATIONAL HEALTH LABORATORIES HOLDINGS INC.


			      By: ______________________________________

			      Title: ___________________________________



		    ADVANCES AND PAYMENTS OF PRINCIPAL


			     Amount of
			  Principal Paid
	  Amount of             or           Unpaid Principal       Notation
Date       Advance           Assigned             Balance           Made by





					     EXHIBIT A-3 TO CREDIT AGREEMENT

		       FORM OF COMPETITIVE BID NOTE

U.S. $450,000,000                                      Dated:  April 28, 1995


		  FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH LABORATORIES HOLDINGS INC. (to be renamed LABORATORY CORPORATION OF AMERICA HOLDINGS), a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of CREDIT SUISSE (NEW YORK BRANCH), as Administrative Agent (as defined in the Credit Agreement referred to below; the terms defined therein being used herein as therein defined), for the account of each Lender making a Competitive Bid Advance, the principal amount set forth above or, if less, the aggregate principal amount of the Competitive Bid Advances made by the Lenders to the Borrower pursuant to the Credit Agreement outstanding on the Revolving Credit Termination Date or such earlier dates as are specified in the Competitive Bid Register.

		  The Borrower promises to pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified from time to time in the Competitive Bid Register.

		  Both principal and interest are payable in lawful money of the United States of America to Credit Suisse (New York Branch), as Administrative Agent, at 12 East 49th Street, New York, New York 10017, Account No. 368822-05, in same day funds. Each Competitive Bid Advance owing to a Lender by the Borrower pursuant to the Credit Agreement and the applicable Notice of Competitive Bid Borrowing, and all payments made on account of principal thereof, shall be recorded by the Administrative Agent and endorsed on the grid attached hereto, which is a part of this Promissory Note; provided, that the failure of the Administrative Agent to make such recordation or endorsement, or any error therein, shall not affect the obligations of the Loan Parties with respect to this Promissory Note or any other Loan Document.

		  This Promissory Note is the Competitive Bid Note referred to in, and is entitled to the benefits of, the Credit Agreement dated as of April 28, 1995 (such agreement, as it may hereafter be amended or modified, being the "Credit Agreement") among the Borrower, the Lenders parties thereto and the Administrative Agent. The Credit Agreement, among other things, (i) provides for the making of Competitive Bid Advances by the Lenders to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Competitive Bid Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

		  The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

		  This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

				 NATIONAL HEALTH LABORATORIES HOLDINGS INC.


				 By:______________________________________
				    Title:

		      ADVANCES AND PAYMENTS OF PRINCIPAL


			    Amount of
			 Principal Paid
	  Amount of            or            Unpaid Principal      Notation
Date       Advance           Prepaid             Balance           Made by




						EXHIBIT B TO CREDIT AGREEMENT

		     FORM OF ASSIGNMENT AND ACCEPTANCE

							  Dated:  [        ]


		  Reference is made to the Credit Agreement dated as of April 28, 1995 (the "Credit Agreement") among NATIONAL HEALTH LABORATORIES HOLDINGS INC. (to be renamed LABORATORY CORPORATION OF AMERICA HOLDINGS), a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and CREDIT SUISSE (NEW YORK BRANCH), as Administrative Agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

		  [         ] (the "Assignor") and [        ] (the "Assignee")
agree as follows:

		  1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Annex 1 of all outstanding rights and obligations of the Assignor thereunder. After giving effect to such sale and assignment, the Assignee's Commitments and the amount of the Advances owing to the Assignee will be as set forth in Annex 1.

		  2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) shall record on each Note held by it appropriate reductions in principal amount as a result of the assignment being made by it hereunder, and requests that the Administrative Agent issue a new Note or Notes payable to the order of the Assignee if the Assignee is not already a Lender.

		  3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;  (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a
Lender; [and] (vi) specifies as its Eurodollar Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit
Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].(*)
- -----------
(*) Include clause (vii) if the Assignee is organized under the laws of a jurisdiction outside the United States.

		  4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to [the Borrower for its consent and to] the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent [after consent thereto by the Borrower], unless otherwise specified on Annex 1 hereto (the "Effective Date").

		  5. Upon such [consent by the Borrower and] acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

		  6. Upon such [consent by the Borrower and] acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

		  7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions thereof.

		  8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Annex l to this Assignment and Acceptance by telecopier shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

		  IN WITNESS WHEREOF, the parties hereto have caused Annex 1 to this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Annex 1 hereto.



				  Annex 1
				    to
			 Assignment and Acceptance
			   Dated:  [          ]


1.          As to each Facility in respect of
	    which an interest is being assigned:
		 Percentage Interest assigned
		   (Term Facility):                         ___________%
		 Percentage Interest assigned
		   (Revolving Credit Facility):             ___________%

2.          Assignee's Term Commitment:                    $___________
		  Aggregate outstanding principal
		    amount of Term Advances
		    assigned:                               $___________

3.          Assignee's Revolving Credit Commitment:
		  Aggregate outstanding principal
		    amount of Revolving Credit
		    Advances assigned:                      $___________

		     Effective Date(*)(*):  [          ]
- --------
(*)(*) This date should be no earlier than the date of acceptance by the Administrative Agent.


					  [NAME OF ASSIGNOR, as Assignor]

					  By:_______________________
					     Title:

					  [NAME OF ASSIGNEE, as Assignee]

					  By:________________________
					     Title:

					  Domestic Lending Office
					  (and address for notices):
						[Address]
					  Eurodollar Lending Office:
						[Address]

Accepted this [   ] day
of [             ]

CREDIT SUISSE (NEW YORK BRANCH),
  as Administrative Agent

By:_______________________
   Title:

Consented to this [   ] day
of [             ]

[NATIONAL HEALTH LABORATORIES HOLDINGS INC.]
[LABORATORY CORPORATION OF AMERICA HOLDINGS]

By:______________________________
   Title:


					      EXHIBIT C-1 TO CREDIT AGREEMENT

		   FORM OF NOTICE OF COMMITTED BORROWING


CREDIT SUISSE (NEW YORK BRANCH),
  as Administrative Agent for the
  Lenders parties to
  the Credit Agreement                                            [Date]
  referred to below
12 East 49th Street
New York, New York  10017
Attention:  Syndication/Agency
Ladies and Gentlemen:

		  The undersigned, [NATIONAL HEALTH LABORATORIES HOLDINGS INC.] [LABORATORY CORPORATION OF AMERICA HOLDINGS], refers to the Credit Agreement, dated as of April 28, 1995 (the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and CREDIT SUISSE (NEW YORK BRANCH), as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Committed Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Committed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

		  (i) The Business Day of the Proposed Committed Borrowing is _________, [199 ] [200_];

		  (ii) The Facility under which the Proposed Committed Borrowing is the [Term] [Revolving Credit] Facility.

		  (iii) The Type of Advances comprising the Proposed Committed Borrowing is [Eurodollar] [Base] Rate Advances;

		  (iv) The aggregate amount of the Proposed Committed
Borrowing is $[        ]; and

		  [(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Committed Borrowing is [ ] month(s).]

					  Very truly yours,

					  [NATIONAL HEALTH LABORATORIES
					    HOLDINGS INC.]

					  [LABORATORY CORPORATION OF
					    AMERICA HOLDINGS]

					  By:__________________________
					     Title:


					      EXHIBIT C-2 TO CREDIT AGREEMENT

		FORM OF NOTICE OF COMPETITIVE BID BORROWING


CREDIT SUISSE (NEW YORK BRANCH)
  as Administrative Agent for the
  Lenders parties to
  the Credit Agreement                                            [Date]
  referred to below
12 East 49th Street
New York, New York  10017
Attention:  Syndication/Agency
Ladies and Gentlemen:

		  The undersigned, [NATIONAL HEALTH LABORATORIES HOLDINGS INC.] [LABORATORY CORPORATION OF AMERICA HOLDINGS], refers to the Credit Agreement, dated as of April 28, 1995 (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and CREDIT SUISSE (NEW YORK BRANCH), as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

	      (i)   Business Day of Proposed Competitive Bid Borrowing:
		    _____________;
	     (ii)   Amount of Proposed Competitive Bid Borrowing:__________;
	    (iii)   Maturity Date:_______________;
	     (iv)   Interest Rate Basis:______________;
	      (v)   Interest Payment Date(s):________________;
	     (vi)   [Describe Additional Terms]:_____________;

					  Very truly yours,

					  [NATIONAL HEALTH LABORATORIES
					    HOLDINGS INC.]

					  [LABORATORY CORPORATION OF
					    AMERICA HOLDINGS]

					  By:____________________________
					     Title:




					      EXHIBIT C-3 TO CREDIT AGREEMENT

			  FORM OF COMPETITIVE BID

To:          Credit Suisse (New York Branch)
	     Fax #:  (212) 238-5073

						   Telephone #: (212) 238-5056

From:        [Lender]

Re:          National Health Laboratories Holdings Inc. Credit
	     Agreement dated as of April 28, 1995

		  Reference is made to the Notice of Competitive Bid Borrowing by [National Health Laboratories Holdings Inc.] [Laboratory Corporation of
America Holdings] forwarded to us by a notice dated [        ].  Set forth
below are our bids with respect to the Competitive Bid Borrowing requested in such notice.



 Requested                                                   Minimum and
  Date of                                                      Maximum
Competitive                                               Principal Amount
    Bid         Duration of     Maturity     Interest      of Competitive
 Borrowing      Rate Period       Date         Rate         Bid Borrowing
- ----------      -----------     --------     --------     ----------------


		  The maximum aggregate principal amount of Competitive Bid Borrowings to be made by the undersigned with respect to Competitive Bid
Borrowings requested in such notice is $[          ].

					  [Lender]

					  By: _______________________
					      Name: _________________
					      Title: ________________


						 EXHIBIT D TO CREDIT AGREEMENT

			    SUBSIDIARY GUARANTY
			   Dated April 28, 1995
				   From

		NATIONAL HEALTH LABORATORIES INCORPORATED,
		 ALLIED CLINICAL LABORATORIES, INC. (DE),
		 ALLIED CLINICAL LABORATORIES, INC. (OR),
		       LA JOLLA MANAGEMENT CORP. and
		       QUALITY ASSURANCE GROUP, INC.
			      as Guarantors,

				in favor of

		 THE LENDERS PARTY TO THE CREDIT AGREEMENT
			    REFERRED TO HEREIN

				    and

		     CREDIT SUISSE (NEW YORK BRANCH),
			  as Administrative Agent


			       TABLE OF CONTENTS

Section                                                                Page

	 1.     Guaranty; Limitation of Liability.......................1
	 2.     Guaranty Absolute.......................................2
	 3.     Waivers; Subrogation....................................3
	 4.     Payments Free and Clear of Taxes, Etc...................4
	 5.     Representations and Warranties..........................5
	 6.     Covenants...............................................6
	 7.     Amendments, Etc.........................................6
	 8.     Notices, Etc............................................7
	 9.     No Waiver; Remedies.....................................7
	10.     Right of Set-off........................................8
	11.     Indemnification.........................................8
	12.     Continuing Guaranty; Assignments
		under the Credit Agreement..............................8
	13.     Governing Law; Submission to
		Jurisdiction; Waiver of Jury Trail......................9

	 Exhibit A      -     Form of Guaranty Supplement



			      SUBSIDIARY GUARANTY



			 SUBSIDIARY GUARANTY dated April 28, 1995, made
by each of the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 7) (such Persons so listed and the Additional Guarantors being, collectively, the "Guarantors"), in favor of the Lenders
(the "Lenders") party to the Credit Agreement (as defined below) and Credit Suisse (New York Branch), as administrative agent (the "Administrative Agent") for the Lenders.

			     PRELIMINARY STATEMENT

			   The Lenders and the Administrative Agent are
parties to a Credit Agreement dated as of April 28, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with National Health Laboratories Holdings Inc. (to be renamed Laboratory Corporation of America Holdings), a Delaware corporation (the "Borrower"). It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that each of the Guarantors shall have executed and delivered this Guaranty.

		  NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances, each Guarantor hereby agrees as follows:

		  Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

		  (b) The obligations of each of the Guarantors under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guaranty subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

		  Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

		  (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

		  (b) to the fullest extent permitted by law, any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

		  (c) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

		  (d) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

		  (e) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, such Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

		  Section 3. Waivers; Subrogation. (a) Each Guarantor hereby, to the extent permitted by applicable law, waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person.

		  (b) Each Guarantor hereby further irrevocably waives any defense or benefits that may be derived from California Civil Code Sections 2808, 2809, 2810, 2815, 2819, 2845, 2849 or 2850 and comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction.

		  (c) Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

		  (d) Upon making any payment with respect to the Borrower under this Guaranty, a Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that such Guarantor shall not enforce any payment by way of subrogation until all Guaranteed Obligations have been paid in full.

		  Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor hereunder shall be made, in accordance with Section 2.12 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If a Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

		  (b) In addition, each Guarantor agrees to pay any present or future Other Taxes.

		  (c) Subject to the qualifications and conditions set forth in Section 2.12(c) of the Credit Agreement, all of which apply to each Guarantor hereunder to the same extent they apply to the Borrower thereunder, the Guarantors agree jointly and severally to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

		  (d) Within 30 days after the date of any payment of Taxes, each Guarantor will furnish to the Administrative Agent, at its address referred to in the Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by such Guarantor through an account or branch outside the United States or on behalf of such Guarantor by a payor that is not a United States person, such Guarantor will furnish, or will cause such payor to furnish, to the Administrative Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes.

		  (e) Without prejudice to the survival of any other agreement of the Guarantors hereunder, the agreements and obligations of each Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

		  Section 5. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

		  (a) Such Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean the Borrower) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

		  (b) The execution, delivery and performance by such Guarantor of this Guaranty are within such Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Guarantor's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation
(including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding or affecting such Guarantor, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall mean the Borrower) or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. Such Guarantor is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material
Adverse Effect, the term "Person" shall mean the Borrower).

		  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by such Guarantor of this Guaranty and (ii) the exercise by the Administrative Agent or any Lender of its rights under this Guaranty; provided, however, that no representation or warranty is made as to any authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Administrative Agent or any Lender.

		  (d) This Guaranty has been duly executed and delivered by such Guarantor. This Guaranty is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally and by general principles of equity.

		  (e) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

		  (f) Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

		  (g) Such Guarantor is, individually and together with its Subsidiaries, Solvent.

		  Section 6. Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment, such Guarantor will, unless the Required Lenders shall otherwise consent in writing, perform or observe all of the terms, covenants and agreements that the Loan Documents state that the Borrower is to cause such Guarantor or any of its Subsidiaries to perform or observe.

		  Section 7. Amendments, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender),
(a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or (c) change the number of Lenders required to take any action hereunder.

		  (b) Upon the execution and delivery by any Person of a supplemental guaranty in substantially the form of Exhibit A hereto (each a "Guaranty Supplement"), such Person shall be referred to as an "Additional Guarantor" and shall be and become a Guarantor hereunder and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor and each reference in any other Loan Document to a "Subsidiary Guarantor" shall also mean and be a reference to such Additional Guarantor.

		  Section 8. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to a Guarantor, addressed to it at the address listed for such Guarantor on the signature pages hereof or in the applicable Guaranty Supplement, if to the Administrative Agent or a Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be effective (i) when received, if mailed or delivered or telecopied (if telecopied, only when non-machine confirmation of receipt is received), or (ii) when confirmed by telex answerback.

		  Section 9. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

		  Section 10. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request, or the granting of the consent, of the Required Lenders specified by
Section 6.01 of the Credit Agreement to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify such Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

		  Section 11. Indemnification. Without limitation of any other Obligations of any Guarantor or remedies of the Lenders under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

		  Section 12. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon each Guarantor, its successors and permitted assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it to any other Person), and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement. This Guaranty may not be assigned by any Guarantor except by operation of law in accordance with Section 5.02(c) of the Credit Agreement.

		  Section 13. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

		  (b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

		  (c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action proceeding in any such court.

		  (d) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE BORROWER, ANY GUARANTOR OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

		  IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

			      NATIONAL HEALTH LABORATORIES
				 INCORPORATED



			      By_____________________________
				 Title:
				 Address:  4225 Executive Square
					   Suite 800
					   La Jolla, CA  92037



			      ALLIED CLINICAL LABORATORIES, INC.,
				 a Delaware corporation



			      By_____________________________
				 Title:
				 Address:  4225 Executive Square
					   Suite 800
					   La Jolla, CA  92037



			      ALLIED CLINICAL LABORATORIES, INC.,
				 an Oregon corporation



			      By_____________________________
				 Title:
				 Address:  4225 Executive Square
					   Suite 800
					   La Jolla, CA  92037



			      LA JOLLA MANAGEMENT CORP.



			      By_____________________________
				 Title:
				 Address:  4225 Executive Square
					   Suite 800
					   La Jolla, CA  92037



			      QUALITY ASSURANCE GROUP, INC.



			      By_____________________________
				 Title:
				 Address:  4225 Executive Square
					   Suite 800
					   La Jolla, CA  92037



		       Exhibit A to Subsidiary Guaranty



			  FORM OF GUARANTY SUPPLEMENT



							  Dated:  [       ]


Credit Suisse (New York Branch),
   as Administrative Agent
12 East 49th Street
New York, New York 10017
Attention:  Syndication/Agency



		  Re:   Credit Agreement dated as of April 28,
			1995 among NATIONAL HEALTH LABORATORIES
			HOLDINGS INC. (to be renamed LABORATORY
			CORPORATION OF AMERICA HOLDINGS), a
			Delaware corporation, the banks, financial institutions and other institutional lenders listed on the signature pages thereof and CREDIT SUISSE (NEW YORK BRANCH), as administrative agent (the "Administrative Agent") for the
			Lenders thereunder

Ladies and Gentlemen:

		  Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, modified or supplemented from time to time, being the "Subsidiary Guaranty"). The terms defined in the Subsidiary Guaranty and not otherwise defined herein are used herein as therein defined.

		  The undersigned hereby unconditionally guarantees the punctual payment when due, whether at stated maturity by acceleration or otherwise, of all of the Guaranteed Obligations and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or the Lenders, on the terms and subject to the limitations set forth in the Subsidiary Guaranty as if it were an original party thereto. On and after the date hereof, each reference in the Subsidiary Guaranty to "Guarantor" shall also mean and be a reference to the undersigned.

		  The undersigned hereby agrees to be bound as a Guarantor by all of the terms and provisions of the Guaranty to the same extent as each other Guarantor.

		  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

		  THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

			      Very truly yours,

			      [NAME OF ADDITIONAL GUARANTOR]



			      By ___________________________________
				 Title:
				 [Address of chief executive office]



					    EXHIBIT E-1 TO CREDIT AGREEMENT


		  National Health Laboratories Holdings Inc.



							     April 28, 1995



TO:  (i) the Lenders party to the
	 Credit Agreement referred to below
	 and (ii) Credit Suisse (New York
	 Branch), as Administrative Agent

Ladies and Gentlemen:

	       I am Executive Vice President and General Counsel of National Health Laboratories Holdings Inc., a Delaware corporation (the "Borrower"), and am rendering this opinion in connection with the Credit Agreement dated as of April 28, 1995 (the "Credit Agreement"; all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement) among the Borrower, the banks, financial institutions and other institutional lenders listed on the signature pages thereof (the "Banks") and Credit Suisse (New York Branch), as administrative agent (the "Administrative Agent") for the Lenders thereunder. This opinion is being furnished to you pursuant to
Section 3.01(e)(xiii) of the Credit Agreement.

	       In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents, each dated as of the date hereof (collectively, the "Loan Documents"):

		     1.  the Credit Agreement;
		     2.  the Notes; and
		     3.  the Subsidiary Guaranty.

	       In addition, I have examined: (i) such corporate records of the Borrower and the other Loan Parties as I have considered appropriate, including copies of the charter and by-laws of each Loan Party certified as in effect on the date hereof (collectively, the "Charter Documents") and certified copies of resolutions of the board of directors of each Loan Party; and (ii) such other certificates, agreements and documents as I deemed relevant and necessary as a basis for the opinions hereinafter expressed.

	       In my examination of the aforesaid documents, I have assumed, without independent investigation, the genuineness of all signatures, the due authorization, execution and delivery of the Loan Documents by each party thereto other than the Loan Parties, the enforceability of the Loan Documents against each party thereto, the legal capacity of all individuals who have executed any of the Loan Documents, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and the authenticity of all such latter documents.

	       In expressing the opinions set forth herein, I have relied upon the factual matters contained in the representations and warranties of the Loan Parties to the extent they solely address matters of fact and upon certificates of public officials and officers of the Loan Parties.

	       I understand that you have considered the applicability to the transactions contemplated by the Loan Documents of fraudulent transfer laws, as to which I express no opinion, and have satisfied yourself with respect thereto.

	       Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

	       1. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Each Loan Party is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower).

	       2. The execution, delivery and performance by each Loan Party of each of the Loan Documents and each of the Transaction Documents to which it is a party, as appropriate, and the consummation of the Merger and the other transactions contemplated thereby are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, including, without limitation, any required consent or approval of stockholders of such Loan Party, and do not (i) contravene such Loan Party's Charter Documents, any existing applicable law or regulation of the United States or the General Corporation Law of the State of Delaware (the "GCL") or any order, writ, judgment, injunction, decree, determination or award of any court, governmental authority or agency binding upon such Loan Party or to which such Loan Party is subject, (ii) to the best of my knowledge, conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, material lease or other material written instrument binding on or affecting such Loan Party, or any of its properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower),
(iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party.

	       3. No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any United States Federal or, to the extent required under the GCL, Delaware governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party.

	       4. To the best of my knowledge, there is no pending or threatened action, proceeding, governmental investigation or arbitration affecting any Loan Party before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower) or (ii) purports to affect the legality, validity, binding effect or enforceability of the Merger, the Loan Documents, any Transaction Document or the consummation of the transactions contemplated by Loan Documents or the Transaction Documents.

	       5. All of the outstanding capital stock of each Subsidiary Guarantor listed on Schedule 1 hereto is owned, beneficially and of record, by the person indicated on Schedule 1 hereto.

	       6. None of the Loan Parties is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act, each as amended, or (iii) subject to any Federal or State law or regulation limiting its ability to incur Debt.

	       I am a member of the bars of the States of Illinois and Indiana and do not express any opinion as to matters governed by any other laws other than the Federal laws of the United States of America and the GCL. This opinion is rendered only with respect to laws, and rules, regulations and orders thereunder, which are currently in effect.

	       This opinion is furnished by me solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be circulated to, or relied upon by, any other Person, except that this letter may be circulated to any prospective Lender and may be relied upon by any Person who, in the future, becomes a Lender.

				 Very truly yours,

			    /s/  James G. Richmond
				 ------------------------
				 James G. Richmond
				 Executive Vice President
				   and General Counsel



				  Schedule 1

			     Subsidiary Guarantors

			 Jurisdiction
			     of                100% of Capital
     Name               Incorporation          Stock Owned by:
     ---                -------------        -----------------

National Health           Delaware          NHL Intermediate
Laboratories                                Holdings Corp II
Incorporated                                (to be merged into
					    the Borrower)

Allied Clinical           Delaware          National Health
Laboratories, Inc.                          Laboratories
					    Incorporated

Allied Clinical            Oregon           Allied Clinical
Laboratories, Inc.                          Laboratories, Inc.
					    (DE)

La Jolla                  Delaware          National Health
Management Corp.                            Laboratories
					    Incorporated

Quality Assurance         Delaware          La Jolla
Group, Inc.                                 Management Corp.




					   EXHIBIT E-2 TO CREDIT AGREEMENT


		      [Davis Polk & Wardwell letterhead]


				       April 28, 1995


To:      (i)the Banks party to the Credit
	 Agreement referred to below and (ii)
	 Credit Suisse (New York Branch), as
	 Administrative Agent

Ladies and Gentlemen:



	       We have participated in the preparation of the Credit Agreement dated as of April 28, 1995 (the "Credit Agreement") among National Health Laboratories Holdings Inc., a Delaware corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks") and Credit Suisse (New York Branch), as administrative agent (the "Administrative Agent") for the Lenders thereunder. Capitalized terms not otherwise defined herein shall have the meanings given them in the Credit Agreement. This opinion is being furnished to you at the request of the Borrower pursuant to Section 3.01(e)(xiii) of the Credit Agreement.

	       In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, each dated as of the date hereof (collectively, the "Loan Documents"):

	       1.  the Credit Agreement;
	       2.  the Notes; and
	       3.  the Subsidiary Guaranty.

	       In addition, we have examined such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.

	       We understand that you have considered the applicability to the transactions contemplated by the Loan Documents of Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable state law, as to which we express no opinion, and have satisfied yourselves with respect thereto.

	       Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

	       1. Each of the Credit Agreement and the Subsidiary Guaranty constitutes a valid and binding agreement of each Loan Party which is a party thereto, and the Notes constitute valid and binding obligations of the Borrower, in each case enforceable against such Loan Party in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability.

	       2. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party do not violate any provision of United States Federal or New York State law or regulation that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Loan Documents.

	       3. To the best of our knowledge, no authorization, approval or other action by, and no notice to, consent of, order of or filing with, any United States Federal or New York governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party.

	       In giving the foregoing opinion, (i) we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New
York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect, (ii) we express no opinion as to any regulatory scheme applicable to, or any license or permit required in connection with, the businesses conducted by the Loan Parties and their Subsidiaries, (iii) we have relied, without independent investigation, as to all factual matters, upon the representations and warranties of the Loan Parties in the Loan Documents, and (iv) we have relied, without independent investigation, as to all matters governed by laws other than the laws of the State of New York and, to the extent referred to in paragraphs 2 and 3 above, the Federal laws of the United States of America, upon the opinion of James G. Richmond, Executive Vice President and General Counsel of the Borrower, copies of which have been delivered to you.

	       We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. Our opinions are rendered only with respect to laws, and rules, regulations and orders thereunder, as currently in effect.

	       This opinion is rendered solely to you in connection with the Credit Agreement and the transactions contemplated thereby and may not be circulated to, or relied upon by, any other Person without our prior written consent, except that this letter may be circulated to any prospective Lender and may be relied upon by any Lender.


					     Very truly yours,

								 EXHIBIT F



	LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
			CONSOLIDATED BALANCE SHEETS
	       (Dollars in Thousands, except per share data)

							  Actual     Actual
							 Xxx. xx,    Xxx. xx,
							   1995       1994
							 --------    --------
			    ASSETS
Current assets:
  Cash and cash equivalents...........................      $0        $0
  Accounts receivable, net............................       0         0
  Inventories.........................................       0         0
  Prepaid expenses and other..........................       0         0
  Deferred income taxes...............................       0         0
  Income taxes receivable.............................       0         0

      Total current assets............................       0         0

Property, plant and equipment, net....................       0         0
Intangible assets, net................................       0         0
Deferred income taxes.................................       0         0
Other assets, net.....................................       0         0
						       -------   -------
							    $0        $0
						       =======   =======

	     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................................     $0         $0
  Accrued expenses and other..........................      0          0
  Current portion of long-term debt...................      0          0
  Current portion of accrued settlement expenses......      0          0

      Total current liabilities.......................      0          0

Revolving credit facility.............................      0          0
Long-term debt, less current portion..................      0          0
Capital lease obligation..............................      0          0
Deferred income taxes.................................      0          0
Other liabilities.....................................      0          0

Stockholders' equity:
  Preferred stock, $0.10 par value; 10,000,000 shares
    authorized; none issued and outstanding...........      0          0
  Common stock, $0.01 par value; 220,000,000 shares
    authorized; xx,xxx,xxx and xx,xxx,xxx shares
    issued at Xxxxxxx xx, 1995 and Xxxxxxx xx, 1994,
    respectively......................................      0          0
  Additional paid-in capital..........................      0          0
  Retained earnings...................................      0          0
						       -------   -------

      Total stockholders' equity......................      0          0
						       -------   -------
							   $0         $0
						       =======   =======


	LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
		    CONSOLIDATED STATEMENTS OF EARNINGS
	       (Dollars in Thousands, except per share data)
				(Unaudited)


					     For the Month Ended            Xxx Months Ended
					       Xxxxxxxxxxx xx,               Xxxxxxxxxxx xx,
					  -----------------------       -----------------------
					   Actual          Actual        Actual          Actual
					    1995            1994          1995            1994
					  -------         -------       -------         -------

Net sales............................         $0              $0             $0              $0
Cost of sales........................          0               0              0               0
					  -------         -------       -------         -------
Gross profit.........................          0               0              0               0
Selling, general and administrative
  expenses...........................          0               0              0               0
Amortization of intangibles and
  other assets.......................          0               0              0               0
					  -------         -------       -------         -------
Operating income.....................          0               0              0               0
Investment income....................          0               0              0               0
Interest expense.....................          0               0              0               0
					  -------         -------       -------         -------
Earnings before income taxes.........          0               0              0               0
Provision for income taxes...........          0               0              0               0
					 -------         -------        -------         -------
Net earnings.........................         $0              $0             $0              $0
					 =======         =======        =======         =======
Earnings per common share............      $0.00           $0.00          $0.00           $0.00
					 =======         =======        =======         =======
Dividends declared per common share..      $0.00           $0.00          $0.00           $0.00
					 =======         =======        =======         =======


	LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
		   CONSOLIDATED STATEMENTS OF CASH FLOWS
			  (Dollars in Thousands)
				(Unaudited)


					     For the Month Ended            Xxx Months Ended
					       Xxxxxxxxxxx xx,               Xxxxxxxxxxx xx,
					  -----------------------       -----------------------
					   Actual          Actual        Actual          Actual
					    1995            1994          1995            1994
					  -------         -------       -------         -------

Supplemental schedule of cash flow
 information:
   Cash paid during the period for:
     Interest.........................        $0              $0             $0              $0
     Income taxes.....................         0               0              0               0

Disclosure of non-cash financing
  and investing activities:
     Dividends declared and unpaid
       on common stock................        $0              $0             $0              $0

In connection with business
 acquisitions, liabilities were
 assumed as follows:
    Fair value of assets acquired.....        $0            $0               $0              $0
    Cash paid.........................         0             0                0               0
					 -------         -------        -------         -------
	Liabilities assumed...........        $0            $0               $0              $0
					 =======         =======        =======         =======

	LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
		    CONSOLIDATED STATEMENTS OF CASH FLOWS
			  (Dollars in Thousands)
				(Unaudited)


					     For the Month Ended            Xxx Months Ended
					       Xxxxxxxxxxx xx,               Xxxxxxxxxxx xx,
					  -----------------------       -----------------------
					   Actual          Actual        Actual          Actual
					    1995            1994          1995            1994
					  -------         -------       -------         -------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.........................       $0            $0               $0              $0

  Adjustments to reconcile net
    earnings to net cash provided by
    (used for) operating activities:
      Depreciation and amortization....        0             0                0               0
      Provision for doubtful accounts,
	net............................        0             0                0               0
      Change in assets and liabilities,
	net of effects of acquisition:.        0             0                0               0
	  Decrease (increase) in
	    accounts receivable........        0             0                0               0
	  Decrease (increase) in
	    inventories................        0             0                0               0
	  Decrease (increase) in
	    prepaid expenses and other.        0             0                0               0
	  Decrease (increase) in
	    deferred income taxes, net.        0             0                0               0
	  Change in income taxes
	    receivable/payable, net....        0             0                0               0
	  Increase (Decrease) in
	    accounts payable and other.        0             0                0               0
	  Payments for settlement and
	    related expenses...........        0             0                0               0
	  Other, net...................        0             0                0               0
					 -------         -------        -------         -------
					       0             0                0               0
					 -------         -------        -------         -------
  Net cash provided by (used for)
      operating activities.............        0             0                0               0
					 -------         -------        -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................        0             0                0               0
  Acquisition of businesses............        0             0                0               0
  Restricted investments...............        0             0                0               0
					 -------         -------        -------         -------
  Net cash used for investing
      activities.......................        0             0                0               0
					 -------         -------        -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on common stock.......        0             0                0               0
  Proceeds from exercise of stock
    options............................        0             0                0               0
  Proceeds from revolving credit
    facility...........................        0             0                0               0
  Payments on revolving credit
    facility...........................        0             0                0               0
  Proceeds from long-term debt.........        0             0                0               0
  Payments on long-term debt...........        0             0                0               0
  Deferred payments on acquisitions....        0             0                0               0
  Purchase of treasury stock...........        0             0                0               0
  Net change in due to/from affiliates.        0             0                0               0
  Other................................        0             0                0               0
					 -------         -------        -------         -------

  Net cash provided by (used for)
    financing activities..............         0             0                0               0
					 -------         -------        -------         -------

Net increase (decrease) in cash
  and cash equivalents................         0             0                0               0
Cash and cash equivalents at
  beginning of period.................         0             0                0               0
					 -------         -------        -------         -------

Cash and cash equivalents at
  end of period.......................        $0            $0               $0              $0
					 =======         =======        =======         =======

					     EXHIBIT G TO CREDIT AGREEMENT

		      FORM OF CONFIDENTIALITY LETTER

			    [LENDER LETTERHEAD]


							[Date]

Credit Suisse (New York Branch),
  as Administrative Agent
12 East 49th Street
New York, NY 10017
Attention:  Syndication/Agency
[Name and address of Lender
  selling a participation or
  making an assignment under
  the Credit Agreement referred
  to below]

Ladies and Gentlemen:

	       We understand that Credit Suisse (New York Branch) is acting as Administrative Agent (the "Administrative Agent") under the Credit Agreement dated as of April 28, 1995 (as amended or modified from time to time, the "Credit Agreement"; terms used herein and not otherwise defined are used as defined therein) among National Health Laboratories Holdings Inc. (to be renamed Laboratory Corporation of America Holdings) (the "Borrower"), certain
Lenders parties thereto (the "Lenders") and the Administrative Agent.   In
connection with our evaluation of a proposed purchase of a participation in, or acceptance of an assignment of, a portion of the Advances and Commitments, the Administrative Agent (or an affiliate thereof) and/or a Lender (or an affiliate thereof) has furnished, and will furnish, us with a copy of the Credit Agreement and non-public information concerning the Borrower and its Subsidiaries (all such non-public information, whether furnished before or after the date of this letter, and including, without limitation, the financial model referred to below, collectively the "Transaction Information").

	       We agree to keep confidential (and to cause our affiliates, officers, directors, employees, agents and representatives to keep confidential) all Transaction Information and, in the event we do not participate or accept an assignment under the Credit Agreement, at the Administrative Agent's, such Lender's or the Borrower's request, to return (and to cause such other person to return) to the Administrative Agent, such Lender or the Borrower, as the case may be, all written Transaction Information and all copies thereof, extracts therefrom and analyses and other materials based thereon, except that we shall be permitted to disclose details of the Transaction Information (i) to such of our affiliates, officers, directors, employees, agents and representatives (which agents and representatives shall not include any non-affiliated financial institutions) and legal or other advisors who need to know such information in connection with our evaluation of a possible participation in, or possible acceptance of an assignment of, Advances and Commitments thereunder and who receive the Transaction Information with the understanding that it is confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process (provided that, to the extent permitted by applicable law, we will promptly notify the Borrower of such requirement as far in advance of its disclosure as is practicable to enable the Borrower to seek a protective order and, to the extent practicable, we will cooperate with the Borrower (at the sole expense of the Borrower) in seeking any such order), or requested by any governmental agency or authority having jurisdiction over us (provided that, to the extent permitted by applicable law, we will first inform the Borrower of any such request) other than those from bank regulatory authorities examiners; (iii) to the extent the Administrative Agent and the Borrower shall have consented to such disclosure in writing; and (iv) to the extent that a public announcement or dissemination of such Transaction Information shall have been made other than as a result of a breach of this Confidentiality Letter.

	       We further agree that we will use the Transaction Information only in connection with our evaluation of becoming a possible participant or Eligible Assignee under the Credit Agreement.

	       The undertakings contained herein are for your benefit and the benefit of the Borrower.

	       Upon its receipt of this confidentiality letter signed by us, we understand that the Administrative Agent or a Lender may forward to us a financial model for the periods through 2001 pertaining to the Borrower. Such information will subsequently form part of the Transaction Information for all purposes hereunder.

	       We understand that the financial model was prepared in good faith by the Borrower's management based on assumptions believed to be reasonable when made. However, because assumptions as to future results are inherently subject to uncertainty and contingencies beyond the Borrower's control, actual results of the Borrower may be higher or lower.


				       [Name of Institution]

					  By:_______________________
					     Title: